   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 2000

                                                      REGISTRATION NO. 333-49950

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             FREEREALTIME.COM, INC.
             (Exact name of registrant as specified in its charter)

                              --------------------

            DELAWARE                               7375                         33-0881720
(State or other jurisdiction of        (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)         Classification Code Number)        Identification Number)

                         3333 MICHELSON DRIVE, SUITE 430
                            IRVINE, CALIFORNIA 92612
                                 (949) 833-2959

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                               GEOFFREY T. MOORE
                           CO-CHIEF EXECUTIVE OFFICER
                             FREEREALTIME.COM, INC.
                         3333 MICHELSON DRIVE; SUITE 430
                            IRVINE, CALIFORNIA 92612
                                 (949) 833-2959

                                   Copies to:

                               CARY K. HYDEN, ESQ.
                                LATHAM & WATKINS
                        650 TOWN CENTER DRIVE, 20TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 540-1235

                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X| ____

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | ____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | ____

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | ____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. | | ____

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                        PROPOSED
          TITLE OF EACH CLASS OF                    MAXIMUM AGGREGATE                 AMOUNT OF
        SECURITIES TO BE REGISTERED                 OFFERING PRICE(1)            REGISTRATION FEE(1)
------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01 per share               $9,715,201                      $2,565
======================================================================================================

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                SUBJECT TO COMPLETION, DATED             , 2000


PROSPECTUS

                                4,317,867 SHARES

                             [FREEREALTIME.COM LOGO]

                                  COMMON STOCK

                            -------------------------

         The selling stockholders, identified in this prospectus are selling 4,317,867 shares of common stock. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

         The selling stockholders may sell the shares of common stock described in this prospectus in a number of ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section entitled "Plan of Distribution" on page 46.

         Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol "FRTI." On November 13, 2000 the last reported sale price of our common stock on the OTC Bulletin Board was $2.25 per share.

                            -------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                            -------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






              , 2000

                                TABLE OF CONTENTS


                                                                                                Page
                                                                                                ----
Prospectus Summary...........................................................................     1
Summary Financial Information................................................................     3
Risk Factors.................................................................................     4
Forward-Looking Statements...................................................................    13
Use Of Proceeds..............................................................................    13
Dividend Policy..............................................................................    14
Price Range Of Common Stock..................................................................    14
Capitalization...............................................................................    15
Selected Consolidated Financial Data.........................................................    16
Management's Discussion And Analysis Of Financial Condition And Results Of Operations........    17
Business.....................................................................................    33
Management...................................................................................    38
Transactions With Directors, Officers And 5% Stockholders....................................    46
Principal And Selling Stockholders...........................................................    47
Description Of Capital Stock.................................................................    50
Shares Eligible For Future Sale..............................................................    53
Plan Of Distribution.........................................................................    54
About This Prospectus........................................................................    55
Legal Matters................................................................................    55
Experts......................................................................................    55
Where You Can Find Additional Information....................................................    55

                         ------------------------------

                               PROSPECTUS SUMMARY

         This summary highlights some of the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                   OUR COMPANY

         We are a Web-centric financial media and investment services company, empowering independent investors with real-time actionable insight, including market data, research and tools, to make knowledgeable investing decisions. We provide investment information services to a wide range of individual and institutional investors, with an emphasis on an audience that we refer to as Sophisticated Online Home and Office investors, which include independent investors, smaller institutional investors, and investment professionals such as executives, managers, and brokers and their clients. In excess of 1.3 million investors have registered for our online services, including www.FreeRealtime.com, www.RedChip.com, and the Red Chip Review and related research services. We estimate that by publishing and distributing investment information we reach our investor audience several million times every month and, during the month of September 2000, our investor audience viewed in excess of 140 million pages of investment information on our various services.

         We produce and distribute a broad range of investment information services, with a focus on "real-time actionable insight" by offering free, real-time stock quotes and value-added content, including news, market commentary, company research, and analytical tools such as charting and portfolio stock tracking. We publish value-added content from a number of allied content partners as well as from our own proprietary research group, the Red Chip Review. In proprietary content our strategy is to provide value discovery and insight for our investors with in-depth coverage on sectors and companies that are largely overlooked by traditional Wall Street investment banks. Our award-winning Red Chip Review, including our professional staff of approximately 30 analysts, editors and reporters, concentrate on "discovering tomorrow's blue chips today" with independent research on over 300 companies, financial analysis and commentary created every trading day, and investment profiles on over 5000 publicly traded companies. We deliver our information services across an integrated platform of various media including Websites, e-mail, print publications, investor conferences, webcasts, teleconferences and certain broadcast media, and we characterize ourselves as "web-centric" because we strive to have the best practices and capabilities of the Web - such as real timeliness, interactivity and customer targeting - influence the quality and delivery of our information over these media.

         Our investment information services are offered on a "tiered" basis with a substantial amount of free content, centered around our FreeRealtime.com Web site, and certain premium research and tools available on a pay or subscription basis. Our free services are supported through the sale of advertising to media advertisers, corporate advertisers, and sponsors and partners. We believe we have a demographically attractive audience for our advertisers because, based on customer survey and research, our investor audience has income, wealth, education and consumption attributes above those of the average U.S. consumer. We also offer subscription services from both allied service providers as well as services that we own and operate, including our BullSession web site, a subscription service of "streaming" real-time stock quotes and dynamically updating stock portfolios, and the Red Chip Review research service. Our various subscription services have prices ranging from $99 to $25,000 per year. While our service strategy remains focused on being a leading "independent knowledge source for investors," in response to requests from our investor audience we are developing "one click" away securities trading and transaction services, which will be offered through allied partners and affiliates. We have formed and own majority interest in www.DigitalOffering.com and have recently received regulatory approval to operate as a registered broker/dealer, which will allow DigitalOffering to realize commissions from securities transactions and to participate in fee sharing arrangements associated with transactions conducted through third party allies. Currently, as many of our information services are offered free of charge to our registered users, the sale of advertising represents our major source of revenue; however, if we develop towards our "long term operating model," then subscription and services sales and transaction fees and commissions are expected to represent the majority of our sales.

         In recent years, there has been substantial growth in the ownership of securities, as well as a related increase in securities trading volumes. For every securities transaction, investors typically engage in multiple information transactions, including price quotes, research, financial news and portfolio review and tracking and, therefore, the growth in ownership and associated trading activity has created substantial demand by investors for more market data, investment research, news and commentary. The development of the Web as both a robust communications medium and an efficient commerce marketplace is also rapidly changing the markets for securities transactions and investment information services. Consequently, individual investors -- with easy access to Web-based information previously available generally only to investment professionals and to faster, cheaper and more convenient online trading -- have been taking greater control of their investments. Increasingly, this growing group of self-directed investors is seeking timely, independent and insightful market data, investment research and financial news and commentary that can help them make knowledgeable investing decisions.

         On August 18, 2000, we acquired RedChip.com, Inc., a Delaware corporation. RedChip is an independent research firm with an online vertical portal, www.redchip.com, which provides proprietary research and targeted information on emerging growth companies with a strategy of "discovering tomorrow's blue chips today." In conjunction with a recent significant purchase by Jefferies & Co., Inc. of our common stock, we have entered into a non-binding letter of intent with Jefferies regarding a wide-ranging strategic alliance to provide online financial transaction services and to jointly market investment information services. The proposed alliance includes the contribution by Jefferies of certain technology resources, including licenses for existing trading systems and programming and development resources for co-developed trading and execution products and services, in exchange for shares of our common stock, which shares may be valued at prices equal to or higher than the offering price described herein. Our executive offices are located at 3333 Michelson Drive, Suite 430, Irvine, CA 92612. Our telephone number is (949) 833-2959 and our Web site is www.FreeRealtime.com. Information contained on our Website does not constitute any part of this prospectus.

                          SUMMARY FINANCIAL INFORMATION

         The following table sets forth our summary consolidated financial and operating data for the period indicated. You should read this information together with our consolidated financial statements and the related notes to those statements, the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.


                                                                                                            SIX MONTHS ENDED
                                                          FISCAL YEAR ENDED MARCH 31,                         SEPTEMBER 30,
                                            -------------------------------------------------------------------------------------
                                               1997           1998           1999           2000           1999           2000
                                            ----------     ----------     ----------     ----------     ----------     ----------
CONSOLIDATED STATEMENTS OF                  (INCEPTION)                                                        (UNAUDITED)
  OPERATIONS DATA:                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total Revenues .........................    $        0     $       55     $    1,396     $    7,198     $    2,840     $    5,779
Net loss ...............................          (125)          (161)        (2,521)        (4,380)        (2,216)        (2,659)

Basic and diluted net loss per share ...         (0.03)         (0.04)         (0.45)         (0.69)         (0.37)         (0.29)
                                            ==========     ==========     ==========     ==========     ==========     ==========
Shares used to compute basic and
  diluted net loss per share ...........     4,176,066      4,447,635      5,601,073      6,392,543      5,946,468      9,323,100


                                                                AS OF MARCH 31,                            AS OF SEPTEMBER 30,
                                            -------------------------------------------------------------------------------------
                                               1997           1998           1999           2000           1999           2000
                                            ----------     ----------     ----------     ----------     ----------     ----------
CONSOLIDATED BALANCE SHEET DATA:                                                                               (UNAUDITED)
Total assets ...........................            51             99          1,132          5,606          5,569         29,394

Long term obligations ..................            22             48             58             37             51             78

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations or financial condition would likely suffer. In that case, the market price of our common stock could decline, and you might lose all or part of the money you paid to buy our common stock.

                   RISKS RELATED TO OUR BUSINESSES IN GENERAL

YOU MAY HAVE DIFFICULTY EVALUATING AN INVESTMENT IN OUR STOCK BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

         Our stockholders must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including web-based financial information companies. The Freerealtime and BullSession web sites did not begin significant operations until February 1998. We recently acquired RedChip.com which altered and expanded our product line. In addition, in May 2000 we acquired a minority interest in Digital Offering to provide transaction services for the purchase and sale of equity securities. We have not offered transactional services in the past and we cannot assure you that we will operate this line of business successfully. We cannot predict whether these new business operations will result in increased revenues for our company. Our limited operating history makes it difficult to evaluate our business.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES, AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

         Since our inception, we have incurred significant operating losses, and as of September 30, 2000 we had an accumulated deficit of approximately $9,846,000. To date, we have been successful in raising additional capital, and we expect to significantly increase our operating expenses to expand our media-based and subscription and transaction based operations, including in the areas of sales and marketing, software development and web operations, customer support, accounting, and administrative support. We also intend to significantly increase our level of capital expenditures to further develop and maintain our content, back-end systems, and overall market position. Such increases in operating expense levels and capital expenditures will adversely affect operating results and we believe that we will incur substantial losses for the foreseeable future. Accordingly, we will need to increase our revenue substantially in order to achieve and maintain profitability, which we may not be able to do.

OUR OPERATING RESULTS ARE DIFFICULT TO PREDICT IN ADVANCE AND MAY FLUCTUATE SIGNIFICANTLY, AND A FAILURE TO MEET THE REVENUE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS MIGHT RESULT IN A DECLINE OF OUR STOCK PRICE.

         As a result of our limited operating history and the emerging nature of the on-line financial services markets in which we compete, we are unable to accurately predict our revenues. Our future operating results may vary significantly due to a variety of factors, many of which are outside of our control. These factors include:

         - the number of users of the Freerealtime, BullSession and RedChip web sites;

         - continued and increased use of the Internet and on-line services and increased consumer acceptance of the Internet as a medium for commerce;

         - the demand for advertising on our web sites and on the Internet generally;

         - our ability to enter into, renegotiate or renew key contractual arrangements;

         - our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

         - the announcement or introduction of new sites, services and products by us and our competitors;

         - fees for data feed and distribution of content or other costs we may incur as we expand our operations;

         -        technical difficulties, system downtime or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

         -        governmental regulation; and

         - general economic conditions and economic conditions specific to the Internet and on-line commerce.

         Due to the foregoing factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In such event our stock price is likely to decline.

FAILURE TO RENEW AND MAINTAIN OUR RELATIONSHIPS WITH KEY SUPPLIERS COULD CAUSE US TO LOSE MARKET OPPORTUNITIES AND LIMIT OUR GROWTH.

         We depend on maintaining good relationships with our suppliers of market data and financial content. We believe that we are currently in good standing with all of our suppliers. Key contractual supply relationships include stock quote and market data from the various stock exchanges, data feed services from S&P Comstock, news programming from Comtex and Reuters, and co-location and communication services from Exodus Communications and S&P Comstock. We depend on these information and service providers to provide information and data feeds on a timely basis. Our web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. The rapid growth in traffic on our web sites has at times caused our expenses for services from these suppliers to grow faster than the availability of cash from revenues and internal operations or from external capital contributions. The loss of certain of these supply relationships, especially those with the stock exchanges, could have a material adverse effect on our business. We have a long standing relationship with the American Stock Exchange but have an outstanding issue concerning the amount of past due obligations which we are currently in discussions to resolve. We believe that we have accrued the proper amount pertaining to these obligations. However, this issue may give rise to a contingent obligation that we believe will not exceed an additional $300,000 above that which has already been accrued in our financial statements.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES.

         Many web sites compete for consumers' and advertisers' attention and spending, particularly in the on-line financial services area. Our current competitors include:

         - publishers and distributors of traditional media, including television, radio and print, such as CNN, CNBC, and The Wall Street Journal;

         - general purpose consumer online services such as America Online and Microsoft Network;

         - online services or web sites targeted to business, finance and investing needs, such as MarketWatch.com, The Wall Street Journal Interactive Edition, TheStreet.com and certain of the online brokerage firms, including Schwab.com and E*TRADE;

         - providers of terminal-based financial news and data, such as Bloomberg Business News, Reuters News Service, Dow Jones Markets and Bridge News Service; and

         - other online financial service providers such as Fool.com, Yahoo!Finance, Raging Bull, Silicon Investor and Wall Street City.

         We believe that the principal competitive factors in our market are simplicity, brand recognition, product selection, personalized services, convenience, price, accessibility, customer service, quality of editorial and other site content and reliability and speed of fulfillment. Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us. Certain of our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to web site and systems development than us. Increased competition may result in reduced gross margins, loss of market share and a diminished brand franchise. There can be no assurance that we will be able to compete successfully against current and future competitors.

         Our business is dependent on providing free real-time stock quotes and content to our registered users. Many of our competitors, including some with greater brand recognition, longer operating histories and a greater client base, also provide their users with free real-time market information. Recently, both the New York Stock Exchange and the Nasdaq Stock Market began offering free real-time stock quotes on their web sites. This increased competition, in particular from the stock exchanges, could result in a loss of market share, reduced gross margins and a diminished brand franchise.

         We expect that competition in the on-line financial services market will intensify in the future. For example, as various market segments obtain large, loyal customer bases, participants in those segments may seek to leverage their market power to the detriment of participants in other market segments. Competitive pressures created by any one of our competitors, or by our competitors collectively, could result in a loss of market share, decreased usage of our web site and diminished revenues from advertising and transactional services.

WE WILL NEED TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH OTHER WEB SITES TO ATTRACT USERS, ADVERTISERS AND CONTENT.

         We depend on establishing and maintaining licensing, co-brand and revenue sharing relationships with high-traffic web sites. Currently, such relationships do not account for a significant portion of our traffic or revenues. However, increasing the number of these relationships is a key element of our strategic plan. We may not be able to enter into such relationships on commercially reasonable terms or at all, and even if we enter into relationships with these web sites, we may not realize additional users or revenues from these relationships. Our business could be adversely affected if we do not establish and maintain additional strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in increased use of our web sites or additional revenues.

WE DEPEND ON OUR RELATIONSHIPS WITH NASDAQ, THE NEW YORK STOCK EXCHANGE AND THE AMERICAN STOCK EXCHANGE AND THESE RELATIONSHIPS COULD TERMINATE PREMATURELY, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

         Our business is dependent on providing our users with free real-time stock quotes which represent a majority of our monthly page views. In order to provide our users with free real-time stock quotes, we have entered into license agreements with NASDAQ, the New York Stock Exchange and the American Stock Exchange whereby these exchanges provide us with real-time stock quotes. We are dependent on receiving this licensed data. Under the terms of each of these license agreements, each of the exchanges may terminate such license agreement at any time, without penalty. As a result, we face risks associated with maintaining these license agreements. In addition, other financial information web sites with more users and greater brand recognition provide free real-time stock quotes which could reduce our number of users.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE AND OUR INABILITY TO DO SO MAY PREVENT US FROM EXECUTING OUR BUSINESS STRATEGY.

         We may require additional financing. Our working capital requirements in the foreseeable future will depend on a variety of factors including our ability to implement our business plan. There can be no assurance that we will be able to successfully negotiate or obtain additional financing, or that such financing will be on favorable or acceptable terms. We do not have any commitments for additional financing. Our ability to obtain additional capital will be dependent on market conditions, the national economy and others factors outside our control. If adequate funds are not available or are not available at acceptable terms, our ability to finance our expansion, develop or enhance services or products or respond to competitive pressures could be significantly limited. The failure to secure necessary financing could have a material adverse effect on our business, prospects, financial condition and results of operations.

IF WE FAIL TO PROMOTE AND MAINTAIN BRAND RECOGNITION EFFECTIVELY WE WILL BE UNABLE TO REMAIN COMPETITIVE AND OUR BUSINESS WILL SUFFER.

         We believe that establishing and maintaining the Freerealtime brand is a critical aspect of our efforts to attract and expand our audience and that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the Freerealtime brand will depend largely on our success in providing high-quality products and services and in designing and implementing effective media promotions, which success cannot be assured. In order to attract and retain Internet users and to promote and maintain brand recognition such as the Freerealtime and BullSession brands in response to competitive pressures, we believe it is necessary to substantially increase our financial commitment to creating and maintaining a distinct brand loyalty among consumers. If we are unable to provide high-quality products and services, design and implement effective media promotions or otherwise fail to promote and maintain our brands, or if we incur excessive expenses in an attempt to improve our products and services or promote and maintain our brands, our business, operating results and financial condition would be materially adversely affected.

WE HAVE MADE AND MAY CONTINUE TO MAKE ACQUISITIONS WHICH COULD PUT A STRAIN ON OUR RESOURCES, CAUSE DILUTION TO OUR STOCKHOLDERS AND ADVERSELY AFFECT OUR FINANCIAL RESULTS.

         We may seek to continue to expand our current offerings by acquiring additional businesses, technologies, product lines or service offering from third parties. We may be unable to identify future acquisition targets and may be unable to integrate future acquisitions successfully. We may have difficulty in integrating our recent and any future acquisitions with our current offerings, and any acquired features, functions or services may not achieve market acceptance or brand loyalty. Integrating newly acquired organizations and products and services could be expensive, time consuming and a strain on our resources.

         We cannot assure you that our expenditures and activities will rectify any problems we encounter or that the acquired business may not be declining or impaired in ways that have not yet become apparent in financial and operating reports.

         We paid for our acquisition of RedChip by issuing shares of our capital stock. In the future, we may effect other large or small acquisitions by using stock, and this will dilute our stockholders. We may need to incur debt to pay for these acquisitions. Acquisition financing may not be available on favorable terms or at all. In addition, we will likely be required to amortize significant amounts of goodwill, which would materially harm our results of operations.

THE LOSS OF KEY MANAGEMENT PERSONNEL, ON WHOSE KNOWLEDGE, LEADERSHIP AND TECHNICAL EXPERTISE WE RELY, WOULD ADVERSELY AFFECT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN.

         Our success depends heavily upon the continued contributions of our key management personnel whose knowledge, leadership and technical expertise would be difficult to replace. In particular, we rely upon the leadership of Brad G. Gunn, our President and Co-Chief Executive Officer, Geoffrey Moore, our Co-Chief Executive Officer and Chairman of our board or directors and Michael Neufeld, our Chief Financial Officer. If we were to lose the services of any of our key personnel, the ability to execute our business plan would be adversely affected. We have no key person insurance.

                          RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF WEB USAGE, PARTICULARLY FOR FINANCIAL NEWS AND INFORMATION, AND THE CONTINUED RELIABILITY OF THE INTERNET.

         Our ability to derive revenues from advertising, subscription, and transaction based services is substantially dependent upon consumers continuing or increasing their use of the Internet for obtaining news and financial information as well as for conducting commercial transactions. Rapid growth in the use of the Internet is a recent phenomenon. There can be no assurance that there will be continued or increased acceptance of the Internet as an effective medium for accomplishing financial transactions by consumers. Additionally, the Internet may be unable to adapt to the level of growth or to meet consumer demands for any number of reasons, such as:

         -        inadequacy of the network infrastructure;

         - reliability concerns due to interruptions in service or other delays occurring through the Internet;

         -        security concerns;

         -        inconsistent quality of service; and

         -        availability of cost-effective, high speed service.

         If our on-line services do not achieve market acceptance or if the Internet does not become a viable marketplace, our business, results of operations and financial condition would be materially adversely affected.

WE DEPEND ON ADVERTISERS FROM THE FINANCIAL INDUSTRY AND WE MAY NOT SUCCEED IN ATTRACTING ADVERTISERS FROM OTHER INDUSTRIES.

         Financial services companies have accounted for the substantial majority of our advertising revenues. We will need to sell advertising to customers outside of the financial services industry in order to increase our revenues. To date, relatively few advertisers from industries other than the technology and financial services industries have devoted a significant portion of their advertising budgets to web advertising. If we do not attract advertisers from other industries, our business could be adversely affected.

RISKS ASSOCIATED WITH ONLINE ADVERTISING

         No standards have been widely accepted to measure the effectiveness of web advertising. If standards do not develop, existing advertisers may not continue or increase their levels of web advertising. If standards develop and we are unable to meet such standards, advertisers may not continue advertising on our site. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the web. Our business, results of operations and financial condition could be materially adversely affected if the market for web advertising declines or develops more slowly than expected.

         Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. We cannot assure you that we will be successful under alternative pricing models that may emerge. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could materially adversely affect the commercial viability of web advertising, which could materially adversely affect our advertising revenues.

         We compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the web in general or our web site in particular to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to online advertising or to advertising on our web site.

WE DEPEND ON OUR DIRECT SALES FORCE TO SELL ADVERTISING ON OUR WEB SITE AND ON A THIRD PARTY TO MEASURE AD IMPRESSIONS.

         Until September 30, 2000 we relied upon third parties to sell advertisements on our web site. We are creating our own internal sales force. As of November 14, 2000 our sales group had 11 members. We depend on our sales force to sell advertising on our web site. This involves a number of risks:

         - our sales personnel have only worked for us for a short period of time;

         -        our need to further increase the size of our sales force;

         - our ability to hire, retain, integrate and motivate additional sales and sales support personnel;

         - the length of time it takes new sales personnel to become productive; and

         - the competition we face from other companies in hiring and retaining sales personnel.

Our business would be adversely affected if we do not develop and maintain an effective sales force.

         It is important to advertisers that we accurately measure ad impressions and the delivery of advertisements on our web sites. We depend on a third party, namely Ad Force, to provide a majority of these measurement and ad-serving services. If Ad Force is unable to provide these services in the future, we will be required to perform them ourselves or obtain them from another provider. If we are unable to provide these services to our advertisers, advertisers may cease to advertise on our web sites or reduce the amount they are willing to pay for such advertising.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD HARM US.

         We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses in general, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. It is possible, however, that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have an material adverse effect on our business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet or other on-line services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet or other on-line services could have a material adverse effect on our business, prospects, financial condition and results of operations.

WEB SECURITY CONCERNS COULD HINDER INTERNET COMMERCE.

         Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the web. Any well-publicized compromise of security could deter more people from using the web or from using it to conduct transactions that involve the transmission of confidential information, such as signing up for a paid subscription, executing stock trades or purchasing goods or services. Because many of our advertisers seek to advertise on our web site to encourage people to use the web to purchase goods or services, our business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the web because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by such breaches.

WE COULD FACE LIABILITY RELATED TO OUR STORAGE OF PERSONAL INFORMATION ABOUT OUR USERS.

         We have a non-disclosure policy which states that we will not willfully disclose any individually identifiable information about any user to a third party without the user's consent. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability for misuses of personal information or for misappropriation of funds. These claims could result in litigation. In addition, the Federal Trade Commission and other states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT PROVIDE MEANINGFUL COMMERCIAL PROTECTION FOR OUR PRODUCTS, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY, OR VERY SIMILAR TECHNOLOGY, AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

         Our success is substantially dependent upon our proprietary technology. We rely on a combination of trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures to protect our proprietary rights. Much of our proprietary information may not be patentable, and we do not currently possess any patents. There can be no assurance that we will develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantage or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on our ability to do business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our products or design around patents issued to us or other of our intellectual property rights.

         There have been substantial amounts of litigation in the computer industry regarding intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by us with respect to current or future products, trademarks or other proprietary rights, that we will counterclaim against any such parties in such actions or that if we make claims against third parties with respect thereto, that any such party will not counterclaim against us in such action. Any such claims or counterclaims could be time-consuming and result in costly litigation, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

IF WE ARE UNABLE TO ADAPT TO RAPID CHANGES IN MARKET CONDITIONS, CUSTOMER DEMANDS OR THE EMERGENCE OF NEW INDUSTRY STANDARDS OUR BUSINESS WILL SUFFER.

         The Internet and on-line commerce industries are characterized by rapid technological change, changing market conditions and customer demands and the emergence of new industry standards and practices that could render our existing web sites and proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of web sites and other proprietary technology entails significant technical and business risk. There can be no assurance that we will be successful in developing and using new technologies or adapting our proprietary technology and systems to meet emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, prospects, results of operations and financial condition would be materially adversely affected.

BECAUSE WE ARE DEPENDENT ON COMPUTER SYSTEMS, A SYSTEMS FAILURE WOULD CAUSE A SIGNIFICANT DISRUPTION TO OUR BUSINESS.

         Our success is substantially dependent upon our ability to deliver high quality, uninterrupted Internet hosting, which requires that we protect our computer equipment and the information stored in our servers. Our systems are vulnerable to damage by fire, natural disaster, power loss, telecommunication failures, unauthorized intrusion and other catastrophic events. Any substantial interruption in our systems would have a material adverse effect on our business, prospects, financial condition and results of operations. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate for the losses that may occur. In addition, our systems may be vulnerable to computer viruses, physical or electronic break-ins and other similar disruptive events. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services. The occurrence of any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

                RISKS RELATED TO THE PURCHASE OF OUR COMMON STOCK

OUR STOCK PRICE IS EXTREMELY VOLATILE, AND YOU COULD LOSE A SUBSTANTIAL PORTION OF YOUR INVESTMENT.

         The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors, including:

         - actual or anticipated variations in our quarterly operating results;

         - announcements of technological innovations, or new services by us or our competitors;

         - conditions or trends in the Internet and on-line commerce industries;

         - changes in the market valuations of other Internet or on-line service companies;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         -        additions or departures of key personnel; and

         -        sales of our common stock in the open market.

         Further, the stock markets in general, the OTC Bulletin Board and the market for Internet-related and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, may also adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, prospects, results of operations and financial condition.

THE VALUE OF THE COMMON STOCK THAT YOU PURCHASE MAY BE ADVERSELY AFFECTED BY THE DECISIONS OF OUR EXECUTIVE OFFICERS AND DIRECTORS, OVER WHICH YOU WILL HAVE NO CONTROL.

         Our executive officers, directors and principal stockholders own a significant percentage of our stock and will be able to exercise significant influence over our business and operations. These persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the following effects, which could adversely effect the market price of our common stock:

         -        delaying, deferring or preventing a change in control of us;

         -        impeding a merger or consolidation;

         - preventing a takeover or other business combination involving us; or

         - discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

A LARGE NUMBER OF SHARES OF OUR COMMON STOCK WILL BECOME AVAILABLE FOR SALE IN THE FUTURE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering or the perception that these sales could occur. Our common stock has a very limited trading history on the OTC Bulletin Board. Due to this low volume of trading, the price of our common stock is affected by large sales of our common stock. During the month of October 2000 our average daily trading volume was 6,700. The selling stockholders will be selling up to 4,317,867 shares under this registration statement. Due to the number of shares being sold and our low average daily trading volume, the sale of common stock by the selling stockholders may not meet current demands for our common stock which would adversely affect the price of our common stock.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW COULD DISCOURAGE A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

         Delaware law, as well as our certificate of incorporation and bylaws, contain anti-takeover provisions that could delay or prevent a change in control of our company, even if it were beneficial to the stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

         - prohibit stockholder action by written consent, thereby requiring that not all members of the board be elected at one time;

         - prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

         - limit the ability of stockholders to call special meetings of stockholders; and

         - establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders.

         In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in control of our company. Specifically, Section 203 prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years after the date the stockholder became an interested stockholder unless specific conditions are met.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

         We have not declared or paid any dividends with respect to our common stock. We do not anticipate paying any dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on our current expectations about our company and our industry. We use words such as "plan," "expect," "intend," "believe," "anticipate," "estimate" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. Some of these forward-looking statements relate to the development of our financial transaction services, our market opportunities, our strategy, our ability to enter into agreements with suppliers of content, high traffic web sites and advertisers, our competitive position, our management's discussion and analysis of our financial condition and results of operations and the timing and extent of our funding needs. All of our forward-looking statements involve risks and uncertainties. Our actual results may differ significantly from our expectations and from the results expressed in or implied by these forward-looking statements. The section captioned "Risk Factors" appearing in this prospectus describes those factors that we currently consider material and that could cause these differences. We urge you to consider these cautionary statements carefully in evaluating our forward-looking statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events and circumstances.

                                 USE OF PROCEEDS

         The common stock is being offered by the selling stockholders of their own account, and we will not receive any of the proceeds from the sale of the selling stockholders' common stock.

                                 DIVIDEND POLICY

         We have never declared or paid any dividends on our common stock and we do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Any determination to pay cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions and any other factors deemed relevant at that time by our board of directors.

                           PRICE RANGE OF COMMON STOCK

         Our common stock has been quoted and traded in the over-the-counter market on the OTC Bulletin Board system under the symbol "FRTI" since September 1998. The following table indicates high and low bid and asked quotations for our common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not reflect actual transactions.


                                                                                       COMMON STOCK
                                                                                           PRICE
                                                                                --------------------------
        FISCAL PERIOD                                                             HIGH               LOW
        -------------                                                             ----               ---
        FISCAL YEAR ENDED MARCH 31, 1999
             Second Quarter.............................................        $  7.188           $ 5.938
             Third Quarter..............................................        $  9.500           $ 4.000
             Fourth Quarter.............................................        $ 20.000           $ 4.750

        FISCAL YEAR ENDED MARCH 31, 2000
             First Quarter..............................................        $ 10.125           $ 6.625
             Second Quarter.............................................        $ 10.125           $ 5.000
             Third Quarter..............................................        $  8.625           $ 4.750
             Fourth Quarter.............................................        $ 14.250           $ 5.875

        FISCAL YEAR ENDED MARCH 31, 2001
             First Quarter..............................................        $  8.500           $ 2.875
             Second Quarter.............................................        $  5.750           $ 3.375

                                 CAPITALIZATION

         The following table sets forth our actual capitalization at September 30, 2000. You should read this information in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus.


                                                                                                      Actual
                                                                                              ----------------------
                                                                                              (Dollars in thousands)
                                                                                                   (Unaudited)
        Cash and cash equivalents.........................................................          $ 5,609
                                                                                                    =======
        Short-term debt (including current portion of long-term debt).....................              154
        Long-term debt (excluding current portion)........................................               78
                                                                                                    -------
              Total Debt..................................................................              232

        Stockholders' equity:
              Preferred stock, $0.01 par value per share: 5,000,000 shares authorized;
                 no shares issued and outstanding.........................................               --

              Common stock, $0.01 par value per share: 50,000,000 shares authorized,
                 15,215,818 shares issued and outstanding.................................           33,210

        Accumulated other comprehensive loss..............................................           (9,846)
        Unearned compensation.............................................................              (32)
                                                                                                    -------
              Total stockholders' equity..................................................           23,332

              Total capitalization........................................................          $23,564
                                                                                                    =======

----------

Our capitalization at September 30, 2000 set forth above excludes:

- 2,256,331 shares issuable upon exercise of stock options issued, outstanding and exercisable at a weighted average exercise price of $3.00, plus an additional 920,669 shares issuable upon exercise of stock options issued and outstanding at a weighted average exercise price of $5.35.

                      SELECTED CONSOLIDATED FINANCIAL DATA

            The following table sets forth our selected consolidated financial data for the periods indicated. You should read this information together with our consolidated financial statements and the related notes to those statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                                            SIX MONTHS ENDED
                                                          FISCAL YEAR ENDED MARCH 31,                         SEPTEMBER 30,
                                            -------------------------------------------------------------------------------------
                                               1997           1998           1999           2000           1999           2000
                                            ----------     ----------     ----------     ----------     ----------     ----------
CONSOLIDATED STATEMENTS OF                  (INCEPTION)                                                        (UNAUDITED)
  OPERATIONS DATA:                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Total Revenues..........................    $        0     $       55     $    1,396     $    7,198     $    2,840     $   5,779
Net loss................................          (125)          (161)        (2,521)        (4,380)        (2,216)       (2,659)

Basic and diluted net loss per share....         (0.03)         (0.04)         (0.45)         (0.69)         (0.37)        (0.29)
                                             =========      =========      =========      =========      =========     =========
Shares used to compute basic and
  diluted net loss per share ...........     4,176,066      4,447,635      5,601,073      6,392,543      5,946,468     9,323,100


                                                                AS OF MARCH 31,                            AS OF SEPTEMBER 30,
                                            -------------------------------------------------------------------------------------
                                               1997           1998           1999           2000           1999           2000
                                            ----------     ----------     ----------     ----------     ----------     ----------
CONSOLIDATED BALANCE SHEET DATA:                                                                               (UNAUDITED)
Total assets............................            51             99          1,132          5,606          5,569        29,394

Long term obligations...................            22             48             58             37             51            78

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes to those statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Risk Factors - This prospectus contains forward-looking statements that may not be accurate indicators of our future performance."

OVERVIEW

         We are a Web-centric financial media and investment services company whose free and subscription based financial products and services are designed to provide sophisticated on-line home and office based (or "SOHO") investors with real-time actionable insight into the financial marketplace, and to provide opportunities to this same audience to execute financial transactions on-line. Paramount to achieving this mission is to deliver effective solutions to media and corporate advertisers and to our content and service partners. We currently use the following mediums to distribute our proprietary and allied content: the Web through our FreeRealTime.com, RedChip.com, BullSession.com, and soon to be launched DigitalOffering.com Web site; Print, with our RedChip Review, RedChip Gold, and other RedChip publications; and Radio, with our RedChip radio program broadcast regionally in the Pacific Northwest. As a media company, we generate the majority of our revenues from the sale of advertising on FreeRealTime.com and through email marketing programs, while subscription, service, and transaction based revenues continue to become a larger part of our revenue stream.

    On August 18, 2000, we completed our acquisition of RedChip.com, Inc., a Delaware corporation ("RedChip"), the award winning investment research and information firm devoted to "discovering tomorrow's Blue Chips today", whereby RedChip became a wholly owned subsidiary of FreeRealTime.com. We believe that over the long term, the merger with RedChip will, among other things, expand FreeRealTime.com's content offering, enabling us to provide our audience with broad based financial information including proprietary, institutional quality independent research on publicly traded companies, as well as access to information about and transaction opportunities with emerging growth companies through our affiliate, Digital Offering, Inc. Additionally, the merger will offer opportunities to expand our overall suite of subscription and transaction-based services offered to both retail and institutional investors, and will add new opportunities in providing "business to business" services to publicly traded companies through our RedChip Partners program ("Partners"). Partners is primarily an investor awareness program whereby public companies sign up with Partners entitling these companies to present at several investor conferences held by RedChip throughout the year across the country. These Partner companies also receive webcasts of their management presentations and road shows on the RedChip.com Web site. Partners currently has approximately 70 companies currently under contract. The RedChip Review is a series of print on-line publications containing proprietary research and analysis on emerging growth and small capitalization public companies, and is produced by RedChip's staff of financial analysts. These publications currently have approximately 1,600 subscribers, comprised of retail and institutional investors.

    Through our FreeRealTime.com site, we strive to provide comprehensive real-time financial information by offering free real-time stock quotes and value-added content, including news, market commentary, public company research, and analytical tools such as charting and portfolio stock tracking. We completed our second quarter ended September 30, 2000 with approximately 1.34 million registered users on our FreeRealTime.com site, an increase of 77% over the same period in the prior year when we had approximately 759,000 users as of the close of the second quarter ended September 30, 1999. We served approximately 139 million page-views on our FreeRealTime.com Web site during the month of September 2000. This represented an increase of 22% over the same month in the prior year when we served approximately 114 million page-views. A majority of our page views are real-time quote pages, though the Freerealtime.com site also provides market news, research, commentary, message boards, and other information. The Freerealtime.com Web site is offered free of charge to our registered users, and the sale of advertising currently represents our largest source of revenue from this Web site. In addition to selling advertising on FreeRealTime.com to media buyers and advertisers, the Company will also distribute third party advertising inventory through its recently launched Perfect Circle Media ("PCM") division, currently a startup venture. No revenue has been recognized yet from the PCM venture.

    Users may also access several proprietary and allied subscription based products and services through the FreeRealTime.com site, from which the Company generates revenues. Our proprietary BullSession.com service, where we offer active investors a subscription service of "streaming" real-time quotes and dynamically updating stock portfolios, currently generates the largest portion of our monthly subscription revenue. BullSession.com completed the second quarter ended September 30, 2000 with approximately 4,900 subscribers to BullSession.com and to a private labeled version thereof, as compared to approximately 4,800 as of September 30, 1999, a 2% increase. We believe this modest growth to be mainly attributable to the widespread pull-back of the stock market, along with reduced trading activity, which began in April 2000. Our gross margins are significantly higher than the same period last year on BullSession.com subscription sales (and for the company as a whole) primarily due to significant reductions in our stock exchange fees paid by the Company for real time market data, as well as overall economies of scale which have been achieved. We will continue to explore new opportunities to enhance the BullSession.com Web site, and also plan to introduce new subscription products and services in order to pursue continued growth in this segment of our business. Our source of revenue from the BullSession.com Web site is the sale of subscriptions at monthly prices ranging from $26 to $50. We also share in subscription revenues generated from the sale of third party products and services through our FreeRealTime.com site.

On August 15, 2000, the Company raised approximately $10 million in cash (less expenses of $1,053,000) through a private placement of its common stock. Los Angeles based Jefferies and Company, Inc. ("Jefferies"), a national institutional brokerage and investment banking firm, was the lead investor. Roth Capital Partners, an investment banking firm based in Southern California and a major stockholder in RedChip prior to its acquisition by the Company, was also an investor in the financing. The Company will use the proceeds from this financing primarily for general working capital purposes, as well as to fund integration efforts and new businesses for the newly combined FreeRealTime.com and RedChip entities. The Company also entered into a wide-ranging strategic alliance with Jefferies, pursuant to a signed Letter of Intent (LOI). Under terms of the LOI, FreeRealTime.com and Jefferies plan a broad-based alliance to provide Web-based financial transaction services and to jointly market investment information services, including the distribution of public and private securities by Jefferies and DigitalOffering.com, FreeRealTime.com's online distribution portal for these types of transactions. The proposed alliance contemplates the issuance of additional common stock to Jefferies in exchange for its contribution of technology resources, including licenses of existing trading systems as well as ongoing development resources for co-developed trading tools and execution services. Additionally, the proposed alliance includes certain joint marketing and selling arrangements for FreeRealTime.com products and services. The parties will share revenues and fees generated in future periods from the alliance activities, and the proposed arrangements provide that Jefferies may receive its share of revenues in shares of FreeRealTime.com common stock in lieu of cash.

    During the previous quarter ended June 30, 2000, the Company formed and purchased 4 thousand shares of Series A Convertible Preferred Stock in Digital Offering, Inc., a newly formed Delaware corporation ("Digital Offering"). During the quarter ended September 30, 2000, the Company elected to convert all of its preferred stock in Digital Offering into 4,000 shares of common stock, and purchased an additional 500 shares of common stock in Digital Offering. The Company plans to operate the transaction services segment of its business through Digital Offering, including providing access for retail and institutional investors to on-line private placements and public offerings of equity securities, market trading in fixed-income securities, and institutional order execution for the purchase and sale of equity securities. Digital Offering has filed an application with the National Association of Securities Dealers to obtain a license that will allow it to participate in fee sharing arrangements associated with these transactions. Digital Offering made significant progress in setting up its business operations during the quarter ended September 30, 2000, and continues to work toward launching its business in the coming months.

    During the quarter ended September 30, 2000, the Company continued its trend of producing strong growth in revenue and gross profit over the same period in the prior year, while our overall net operating loss grew primarily as a result of significant increases in total selling, general, and administrative expenses associated with the acquisition of RedChip, as well as in the ongoing businesses of the Company. As reported in the previous quarter ended June 30, 2000 with respect to the then pending RedChip acquisition, we have and continue to expect to incur operating losses, as well as negative cash flow from operations, until the combined companies achieve the revenue and cost synergies that we believe will be realized over time. Our spending during the quarter has been focused largely on the acquisition and integration of the RedChip businesses, as well as adding compelling content to FreeRealTime.com and launching a new version of this site, enhancing the performance of our Web sites, building the organization in all areas, and developing brand awareness. These increased costs centered primarily around increased payroll and consulting costs with the hiring of additional members of management, sales and marketing staff, accounting personnel, customer support personnel, administrative personnel, and by engaging key consultants, primarily in the software development area. Although we enjoyed marked growth in revenue and gross profit during this quarter over the same period last year, there can be no assurance that we will continue to realize similar growth in the future, nor that we will achieve improved financial results in the future. We plan to substantially increase our operating and capital expenditures in order to continue building site traffic and brand awareness, and in launching new business initiatives.

    Our management efforts and strategies are oriented to enhancing our existing revenues, as well as developing new revenue opportunities for our core businesses, subsidiaries, and affiliate companies. These efforts include (i) adding compelling proprietary and allied content to our suite of products and services, (ii) expanding our mediums for distributing this content from historically Web only to other traditional mediums including print, radio, and investor conferences, (iii) continually improving our Web sites so that they exhibit more robust functionality, additional content, and greater ease-of-use,
(iv) building our in-house direct ad sales force to increase our media sales revenues, (v) pursuing higher prices, CPM, for our ad impressions through greater use of user "targeting" ad serving technology and the addition of non-quote content pages, (iv) developing new open media platforms so that publicly traded companies and SOHO investors can reach each other, (v) focusing on additional revenue sources including the sale of access to our registered user base for advertisers through targeted e-mail marketing campaigns, and new co-branding alliances with other Web sites involving content and revenue sharing, (vi) adding new subscription-based products and services, and (vii) pursuing opportunities to share in revenues generated from on-line transactions. We also have strategies to drive growth in our subscriber base, and thereby increase our subscription fees, by enhancing our current subscription products, and adding new subscription-based tools and content services. Though we expect to incur net losses for the foreseeable future, we plan to continue to execute on these and other measures which are designed with an objective of achieving profitable operations, although we cannot give any assurances as to achieving this objective.


RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO THE FISCAL YEAR ENDED MARCH 31, 2000 REVENUES

         For Fiscal 1999, total net revenue amounted to $1,396,000 as compared to $7,198,000 in Fiscal 2000, representing a 416% increase in total net revenue. The Fiscal 1999 revenues consisted primarily of the sale of on-line banner ads and sponsorships on FreeRealTime.com (collectively 45% of total revenue, versus 66% in Fiscal 2000) and subscriptions sold on BullSession.com (42% of total revenue, versus 25% in Fiscal 2000). Additional net revenue was derived from Web-Hosting and Co-Branding ventures (13% of total revenue in Fiscal 1999, versus 9% in Fiscal 2000).

         REVENUE FROM ADVERTISING

         Revenue from advertising on FreeRealTime.com. Total advertising revenue for Fiscal 1999 was $631,000, as compared to $4,751,000 in Fiscal 2000, reflecting growth of 653%. This growth was primarily due to the substantial increase in the number of users, page views, and ad impressions on the FreeRealTime.com web site during the fiscal year, as well as from the sale of e-mail marketing campaigns to advertisers during the fiscal year. The substantial increase in the number of users on the site was primarily due to a higher level of awareness of our web sites by users of the Internet, which we believe is a result of user referrals, the appearance of our web sites in the query lists of "search portal" web sites, favorable publicity received for both FreeRealTime.com and BullSession.com, and user traffic from our web-hosting and co-branding relationships. Due to limited capital resources we did not expend material amounts on advertising of our web sites during Fiscal 2000.

         The ad revenue that we generate as a user views a page on our web site is a function of the number of ad impressions on that page and the price, CPM, at which we sold the ad impression to an advertiser. An "ad impression" is an advertisement that is displayed on a page view. We can have multiple impressions on a single page view. Our average gross ad CPM increased to approximately $2.35 per page view during the fiscal year, an increase of 96% from $1.20 CPM in the prior year. We are continually making efforts to increase our CPM. We believe that if we are successful in developing new content, enhancing existing quote and non-quote content pages, and building our in-house ad sales force, then our average CPM is likely to increase, although there can be no assurance that we will be successful in realizing an increase in CPM or that advertisers will continue to purchase ad space on the Internet, including on FreeRealTime.com, at similar levels or on the same terms as they have in the past. We recognize revenue from the sale of banner advertisements as the ad impression is served or displayed. We recognize revenue from the sale of sponsorships over the period in which the sponsorship advertisement is served or displayed. In both cases, revenue is recognized only after there exists no further obligations on the part of the advertiser or FreeRealTime.com, Inc. We also began selling e-mail marketing campaigns to advertisers during the third quarter of Fiscal 2000. These campaigns are a more targeted means of advertising to a particular type of audience that an advertiser is trying to reach. There are two types of e-mail marketing campaigns that we sell: "direct" and "sponsored." Direct e-mail campaigns are full e-mail ads by advertisers, whereas a sponsored e-mail is a FreeRealTime.com content piece with a brief sponsorship by the advertiser noted at the bottom of the e-mail. Direct e-mail campaigns command as much as $100-$200 CPM, and sponsored e-mail campaigns command as much as $20-$30 CPM. Total e-mail marketing revenues were $-0- in Fiscal 1999, as compared to $323,000 in Fiscal 2000, and represented 7% of total advertising revenue. During Fiscal 2000 we relied primarily on third party ad sales firms and networks to sell the substantial majority of our ad impressions and e-mail campaigns. We did expand our in-house ad sales force during and subsequent to Fiscal 2000 and began to supplement the sales efforts of these ad sales networks. We record an appropriate allowance against potentially uncollectible accounts and/or write-off certain receivables as bad debts if they are deemed uncollectible. Our obligations typically include guarantees of a minimum number of ad impressions or e-mail opportunities to the advertiser. To the extent minimum guaranteed ad impressions or e-mail opportunities are not met, we have no contractual obligation to the advertiser to compensate them for un-filled ad impressions or e-mail opportunities, nor does the advertiser have an obligation to pay for those un-filled ad impressions or e-mail opportunities. We defer revenue recognition with respect to un-filled ad impressions and e-mail campaigns until they are filled, if at all. If we were paid for un-filled impressions or campaign, we would either return such payment to the advertiser or issue credit to the advertiser against future impressions or campaigns.

         REVENUE FROM SUBSCRIPTIONS SOLD ON BULLSESSION.COM

         For Fiscal 2000, we experienced growth over the prior year in both the number of subscribers to BullSession.com and total subscription revenue. Total subscription revenue for Fiscal 1999 was $586,000 as compared to $1,788,000 for Fiscal 2000, representing growth of 205%. Total subscribers to BullSession.com numbered 3,500 at the end of Fiscal 1999, as compared to 5,200 at the end of Fiscal 2000, representing growth of 49%. This growth in the number of subscribers and subscription revenue was primarily attributable to increased marketing efforts and favorable publicity received for both FreeRealTime.com and BullSession.com. Because we regularly advertise BullSession.com on our FreeRealTime.com web site, we believe the increased traffic on the FreeRealTime.com site has contributed to the increase in subscribers on BullSession.com.

         Subscribers to our BullSession.com service generally use a credit card to purchase the service on either a monthly, quarterly or annual basis. We recognize subscription revenue on a monthly basis for the month in which the service is delivered. Any amounts prepaid for a quarterly or annual subscription are recorded as deferred revenue and amortized to revenue over the period the service is rendered. Monthly prices for the subscription service range from $26 to $50, depending on the level of services.

         REVENUES FROM WEB-HOSTING AND CO-BRANDING VENTURES

         For Fiscal 1999, total revenues from these web-hosting and co-branding ventures amounted to $179,000, as compared to $659,000 in Fiscal 2000, reflecting growth of 268%. Our web-hosting relationships with Infospace.com and Zacks.com amounted to $553,000 of the Fiscal 2000 revenues, or 84%. Pursuant to agreements that will expire, if not renewed, during Fiscal 2001, we receive a monthly fee to host web traffic for Infospace.com and Zacks.com by registering their users and providing them access to our market data and financial content on FreeRealTime.com. Co-branding relationships with Go2Net's SiliconInvestor.com, BigCharts.com, Marketguide.com, WWQuote.com, Amazon.com, and IPO.com resulted in $106,000 in total revenue for Fiscal 2000, primarily reflecting our share of net advertising revenue generated from the sale of ad impressions on co-branded pages. Under co-branding arrangements, we either provide content to or receive content from a third party web site and arrange such content on a page, which may be on either our or the co-brand partner's web site, with brand identification for both parties. Typically one of the parties is responsible for selling ad impressions on these page views and both parties share, on a negotiated basis, the ad revenue generated on the co-branded page views. Subsequent to the end of Fiscal 2000, we have entered into new co-branding contracts and we expect that co-branded ad revenues will represent a material portion of our revenue in future periods.

COST OF REVENUES

         Cost of revenues include the following expenditures: payments to the stock exchanges for real-time market data, costs for data center operations incurred with a third party "co-location" provider, datafeed, programming and other content costs, and other costs. Cost of revenues for Fiscal 1999 amounted to $2,567,000 or 184% of revenues, as compared to $5,507,000, or 77% of revenues, representing an increase of 115% for Fiscal 2000. As such, we improved from a negative gross margin of 84% in Fiscal 1999 to a positive gross margin for Fiscal 2000 of 23%. Stock exchange fees represented the majority of these costs and amounted to $1,896,000, or 74%, of total cost of revenues in Fiscal 1999, as compared to $3,586,000, or 65%, of total cost of revenues in Fiscal 2000. This improvement in our gross margin, as well as the reduction in the percentage of total cost of sales attributable to stock exchange fees, is primarily the result of significant reductions during Fiscal 2000 in the exchange fees charged for real time market data by the Nasdaq, and the New York and American Stock Exchanges. In addition, during Fiscal 2000 we renegotiated and amended our datafeed and co-location provider contracts to result in significant reductions in our per-page view costs for these services. Despite these declines in our unit costs, we anticipate that total cost of revenues will continue to increase over the foreseeable future as we realize growth in users and page views on our web sites. Prior to the renegotiation of the datafeed contract, we paid fees on a "per user" basis to the datafeed provider and following the renegotiation, we currently pay a fixed monthly charge regardless of the number of monthly users and page views. The change to a fixed fee has resulted in approximately a 90% reduction in our per page-view datafeed costs for the month of March 1999 as compared to the month of March 2000. We should continue to enjoy greater cost savings as a result of economies of scale associated with anticipated growth in user traffic.

         Co-location fees are paid to a provider of facilities for our active computer servers which support both our FreeRealTime.com and BullSession.com web sites. These fees are fixed based on the number of servers installed. Communications fees are paid to this same provider and are paid for connection and transmission to and from the Internet for both web sites. These fees include a fixed and variable charge. The fixed charge is based on the number of and types of internet connections. The variable charge pertains to the bandwidth or "size" of transmission, and has been effectively reduced from $1,300 per megabit immediately prior to the renegotiation to $700 per megabit immediately following the renegotiation. We currently utilize a total of approximately 150 to 200 megabits of bandwidth, but this number can change on a daily basis.

OPERATING EXPENSES

         SALES AND MARKETING

         Sales and marketing expense for the twelve months ended March 31, 1999 totaled $404,000 (29% of revenues), as compared to $1,525,000 (21% of revenues) for Fiscal 2000. The increase in Fiscal 2000 sales and marketing expense primarily reflected advertising commissions paid to third party ad sales firms and networks that represented the FreeRealTime.com web site to advertisers and media buyers, amounts paid to a marketing consulting firm engaged to manage our advertising sales function for a portion of the year, and compensation to sales and marketing personnel responsible for selling banner ads, buttons, and sponsorships and managing ad serving and collateral production for FreeRealTime.com. Subject to the availability of sufficient funds, we plan to hire additional sales and marketing personnel, and to implement new marketing programs during Fiscal 2001. As such, we anticipate that total sales and marketing expense will increase over the foreseeable future; however, sales and marketing expense as a percentage of net revenues may fluctuate depending on the timing of the addition of new sales and marketing personnel and on new marketing initiatives.

         GENERAL AND ADMINISTRATIVE

         General and administrative expense totaled $552,000 (40% of revenues), for Fiscal 1999 as compared to $2,835,000, (39% of revenues) for Fiscal 2000, representing growth in the current period of approximately 414%. General and administrative expense consists primarily of compensation and benefits for various administrative and technical personnel, fees for independent consultants providing management advisory and investor relations services, occupancy costs, legal and accounting fees, depreciation, insurance, telecommunications costs, provision for uncollectible amounts, and other overhead costs. We plan to hire additional personnel in all areas of the organization including web site operations, technical support, legal, accounting, and administrative support during Fiscal 2001. As such, we anticipate that general and administrative expenses will increase over the foreseeable future; however, general and administrative expense as a percentage of net revenues may fluctuate depending on the timing of the addition of these new personnel and of future expenditures in general and administrative related activities.

         PRODUCT DEVELOPMENT

         Product development expense primarily consists of compensation and benefits for software developers, project managers, and quality assurance personnel, as well as fees paid to third party developers and systems consultants. These individuals are located primarily in Calgary, Alberta. Total current period growth Product Development expense for Fiscal 1999 was $60,000 (4% of revenues) as compared to Fiscal 2000 which was $357,000 (5% of revenues), representing 495% growth in the current period. This primarily reflects cash compensation paid to these individuals for the period. In addition, certain of these employees have received non-cash compensation in the form of stock option grants. Such non-cash compensation is reflected in our financial statements as unearned compensation and is amortized as an expense to the company as described below under "Non Cash Charges-Stock Option Grants". We employ a technical staff that includes a Director of Software Development, a Product Architect, an Information Architect, two Senior Project Managers, several developers and programmers, quality assurance personnel, and office support staff. These individuals, along with third party consultants, have developed our web sites during Fiscal 2000. To date, all internal product development costs have been expensed as incurred. Up until the fourth quarter of fiscal 2000, our software development team (employees and consultants) was very limited in size and no amounts were eligible for capitalization. The product and content development team was expanded substantially during our fourth quarter of fiscal 2000 in anticipation of expanded development activities. Through the end of fiscal 2000, none of those activities have qualified for capitalization. It is expected however, that certain of these expenditures may qualify for capitalization beginning in fiscal 2001. We believe that significant investments in product development are required to remain competitive. Consequently, we plan to hire additional personnel in this area of the organization including product managers, additional software developers, and quality assurance personnel. As such, we anticipate that product development expense will increase over the foreseeable future as we continue to enhance our existing web sites and develop new products; however, product development expense as a percentage of net revenues may fluctuate depending on the timing of the addition of these new personnel and related overhead.

         Non Cash Charges-Stock Option Grants. During Fiscal 1999, we recorded aggregate unearned compensation of $520,000 reflecting the grant of stock options to employees and non-employees, as compared to $1,547,000 for Fiscal 2000 and amortized $316,000 as a non-cash charge during Fiscal 1999, as compared to $1,425,000 during Fiscal 2000. The deferred compensation is being amortized to compensation expense over the vesting period of the options. See
Note 6 of Notes to Consolidated Financial Statements.

INTEREST INCOME (EXPENSE), NET

         Net interest income (expense) of ($18,000) for Fiscal 1999 and $71,000 for Fiscal 2000 resulted from interest income earned on our cash balances, offset by interest expense incurred on debt obligations, including a bank loan, capital leases, and loans from an officer and director.

INCOME TAXES

         We have incurred losses since inception, and anticipate losses for the foreseeable future. We have therefore recorded no provision for income taxes in Fiscal 1999 or Fiscal 2000. Deferred tax assets for the year ended March 31, 2000 which would otherwise reflect the tax net operating loss carryforwards existing at the balance sheet date, as well as the taxable temporary differences in the treatment of certain items are fully offset by valuation allowances. We will re-assess the need to record such valuation allowances, or a current or deferred tax liability as appropriate, over future periods. For a more detailed discussion see Note 5 of notes to the audited financial statements.

LIQUIDITY AND CAPITAL RESOURCES

         To date, our operations have been financed primarily from, the sale of equity securities, and to a lesser extent, a non-revolving loan from Royal Bank in Calgary, loans from stockholders, Directors, and other outside parties, and from capital lease arrangements. As of March 31, 2000, approximately $2.5 million in cash and cash equivalents was on hand.

OPERATING ACTIVITIES

         We used net cash in our operating activities in the amount of $374,000 during Fiscal 1999, compared to $1,515,000 during Fiscal 2000, which was primarily the result of our net losses for these periods, and an increase in accounts receivable, partially offset by an increase in accounts payable and accrued liabilities. Our operating activities for Fiscal 1999 and Fiscal 2000 are as follows:

         --------------------------------------------------------------------------------------------------------
                YEAR ENDED MARCH 31, 1999                                   YEAR ENDED MARCH 31, 2000
         --------------------------------------------------------------------------------------------------------
         -   Net loss of approximately $2,521,000;                -   Net loss of approximately $4,380,000;
         --------------------------------------------------------------------------------------------------------
         -   An increase in accounts receivable of                -   An increase in accounts receivable of
             approximately $424,000;                                  approximately $1,116,000;
         --------------------------------------------------------------------------------------------------------
         -   An increase in accounts payable and accrued          -   An increase in accounts payable and accrued
             expenses of approximately $2,078,000;                    expenses of approximately $2,750,000;
         --------------------------------------------------------------------------------------------------------
         -   Depreciation of approximately $47,000;               -   Depreciation of approximately $122,000;
         --------------------------------------------------------------------------------------------------------
         -   Provision for doubtful accounts of                   -   Provision for doubtful accounts of
             approximately $66,000; and                               approximately $150,000; and
         --------------------------------------------------------------------------------------------------------
         -   Non-cash charges-stock option grants of              -   Non-cash charges-stock option grants of
             approximately $316,000.                                  approximately $1,425,000.
         --------------------------------------------------------------------------------------------------------

Accounts payable increased as a result of an overall increase in our cost of sales and operating expenses over the course of Fiscal 1999 and Fiscal 2000. This increase in accounts payable primarily reflects amounts due to our major suppliers of market data. The amount of our accounts receivable at each period-end varies, primarily due to the timing of revenue recognition associated with the running of our advertising and sponsorship campaigns, and the growth in our web-host related revenue and subscription revenue. To date, we have not experienced material collection difficulties, but have recorded certain write-offs of bad debts, as well as an allowance for uncollectible accounts primarily associated with one account.

INVESTING ACTIVITIES

         Cash used in investing activities was approximately $246,000 during Fiscal 1999 compared to $743,000 in Fiscal 2000, and consisted of property and equipment expenditures in both periods.

FINANCING ACTIVITIES

         Net cash provided by financing activities was approximately $1,058,000 during Fiscal 1999 compared to approximately $4,266,000 in Fiscal 2000. Cash used in financing activities was approximately $157,000 during Fiscal 1999 compared to approximately $867,000 during Fiscal 2000. The Fiscal 2000 financing activities consisted of payments of debt obligations and stock issuance costs. Cash provided by financing activities was approximately $1,215,000 during Fiscal 1999 as compared to $5,133,000 during Fiscal 2000. Fiscal 2000 cash provided by financing consisted primarily of proceeds from the sale of common stock.

         We have no material financial commitments other than obligations under our bank loan agreements, and to one of our stockholders, and under our leases. Subject to cash availability, we anticipate significant increases in our operating and capital expenditures over the foreseeable future, including:

         - web-site development and enhancement for FreeRealTime.com and BullSession.com, including functionality, content, and back-end systems;

         - computer servers and other computer equipment to support growth in site traffic;

         -        software developers and computer programmers;

         -        information systems management;

         -        bandwidth and networking equipment and infrastructure;

         - computer equipment and furniture and fixtures for new employees and facilities expansion;

         - additional personnel in the areas of sales, marketing, business development, customer support, accounting, and administration;

         -        increased promotional activities and branding efforts; and

         -        content development and acquisition.

         In addition to purchasing computer hardware, software, and office equipment, we also lease certain equipment under short term and long term leases with terms ranging from one to three years. We may exercise purchase options at the end of the lease terms if determined to be favorable to replacing such items at that time through lease renewal or capital acquisition. During Fiscal 2001 we plan to spend up to $2,000,000 for additional computer hardware, software, office equipment, and tenant improvements, cash flow permitting. We lease our Irvine, California facility under a noncancelable operating lease that expires on November 30, 2000. We lease our Calgary, Alberta facility under a cancelable operating lease which expires on December 31, 2004. We do not currently intend to renew our Irvine lease, but intend to relocate our Irvine facility to a larger facility in Aliso Viejo, California. We will incur additional costs related to the relocation of the Irvine facility and may have to pay rent on two leases for a period of time.

         The timing of these additional capital and operating expenditures, as well as the timing of hiring additional personnel to support our growth plans, and our ability to continue sustaining net losses and negative cash flows from operations will depend largely on our ability to continue to obtain additional capital through financing transactions. The failure to raise such capital when needed could have a material adverse effect on our business, operating results, and our financial condition. If additional funds are raised through the sale of equity, or convertible debt securities, the percentage ownership of our stockholders will be reduced, our stockholders may experience significant dilution and these securities may have rights, preferences, or privileges senior to those of our common stockholders. There can be no assurance that additional financing will be available to us or on terms favorable to us. If adequate capital funds are not available or are not available on acceptable terms, our ability to fund our current growth plans and to take advantage of unanticipated opportunities, develop or enhance our web sites, or otherwise respond to competitive pressures, could be significantly limited. Based on net proceeds received from the sale of equity securities subsequent to the end of Fiscal 2000 of $171,206, and management contingency plans to curtail our growth plans and reduce our current scope of operations in the event that additional capital funds are not available to us, management believes we can continue our operations through Fiscal 2001. As noted above, we have engaged Jefferies & Company, Inc., an investment bank, as our financial advisor and our lead placement agent in connection with the sale of up to $20 million of our equity securities.

         Concurrent with the second private equity financing in September 1999, we entered into a strategic co-marketing and cross-licensing agreement with Telescan, Inc. covering certain of each other's web-based products and services. Telescan purchased $3,000,000 of the shares of our common stock sold in the private equity financing. During Fiscal 2000, we completed two private equity financings in which we sold an aggregate of 1,019,200 shares of common stock and stock purchase warrants to purchase 182,500 shares of common stock, for total proceeds of $4,913,500 (less stock issuance costs of $522,000). For a more detailed discussion see "Market for Common Equity and Related Stockholder Matters -- Recent Sales of Unregistered Securities."

THREE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1999

REVENUES

    Revenues, which include ad sales, subscription fees, service fees, and web-hosting/co-brand revenue, increased by 110% to $2,801,000 in the three months ended September 30, 2000 from $1,335,000 in the three months ended September 30, 1999. The increase in total revenue was primarily the result of an increase in ad revenues, new service revenues from the RedChip Partners program, new subscription revenues from sales of the RedChip Review, and revenues generated from software development services provided by the Company to a third party. Ad revenues increased primarily due to the substantial increase from period to period in the number of users, page views, and ad impressions on the Freerealtime.com Web site, as well as from the sale of email marketing campaigns to advertisers during the quarter.

     Revenue from advertising on Freerealtime.com increased by 108% to $1,612,000 in the three months ended September 30, 2000 from $776,000 in the three months ended September 30, 1999. Revenue from subscriptions increased by 41% to $619,000 in the three months ended September 30, 2000 from $440,000 in the three months ended September 30, 1999, primarily resulting from growth in the number of BullSession subscribers as well as new subscription revenue from sales of the RedChip Review. Service revenue increased to $494,000 in the three months ended September 30, 2000 from $-0- in the three months ended September 30, 1999. This was the result of new service revenue from the RedChip Partners program totaling $223,000, and from software development services, totaling $271,000, provided by the Company to Imperial Capital, LLC ("IC"), to develop a fixed-income securities information and trading Web site for IC. Revenue from web-hosting and co-branding ventures decreased by 36% to $76,000 in the three months ended September 30, 2000 from $119,000 in the three months ended September 30, 1999, primarily due to the termination by the Company of a co-branded partner contract as well as decreased traffic on co-branded Web sites.

COST OF REVENUES

     Cost of revenues increased by 17% to $1,422,000 in the three months ended September 30, 2000 from $1,213,000 in the three months ended September 30, 1999. This increase was primarily the result of adding new costs associated with the production of the RedChip Review series of print and on-line publications, partially offset by reduced rates paid for real-time market data and overall economies of scale associated with higher volumes of traffic and revenues from our FreeRealTime.com Web site. Cost of revenues as a percent of revenues decreased to 51% in the three months ended September 30, 2000 from 91.1% in the three months ended September 30, 1999.

OPERATING EXPENSES

     SALES AND MARKETING. Sales and Marketing expense increased by 371% to $1,054,0000 in the three months ended September 30, 2000 from $224,000 in the three months ended September 30, 1999. Sales and Marketing expense as a percent of revenues increased to 38% in the three months ended September 30, 2000 from 17% in the three months ended September 30, 1999. The period to period increase in Sales and Marketing expense was primarily the result of increased advertising sales commissions paid to third party ad sales firms as a result of higher ad revenues, salaries, commissions, and benefits related to additional sales and marketing personnel hired to manage our advertising sales function and to direct the overall marketing efforts of the Company, and other marketing and advertising expenditures.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased by 162% to $1,788,000 in the three months ended September 30, 2000 from $683,000 in the three months ended September 30, 1999. General and administrative expense as a percent of revenues increased to 64% in the three months ended September 30, 2000 from 51% in the three months ended September 30, 1999. The period to period increase was primarily the result of increased costs associated with growth in the Company's operations, in addition to new costs associated with the RedChip businesses, including additional personnel in the areas of executive management, operations, administration, customer care, accounting, and corporate development, as well as consulting and other professional fees, as well as greater occupancy costs, legal and accounting fees, insurance costs, telecommunications costs, and other overhead costs associated with managing the growth in our various businesses.

     PRODUCT DEVELOPMENT. Product development expense increased by 150% to $267,000 in the three months ended September 30, 2000 from $107,000 in the three months ended September 30, 1999. Product development expense as a percent of revenues increased slightly to 10% in the three months ended September 30, 2000 from 8% in the three months ended September 30, 1999. The period-to-period increase in product development expense was primarily the result of costs of additional personnel, including costs for software developers, as well as fees paid to third party developers and systems consultants.

     MERGER EXPENSES. Merger Expenses were $114,000 in the three months ended September 30, 2000, and $-0- in the three months ended September 30, 1999. These represented additional costs associated with the acquisition of RedChip.com, Inc. subsequent to the closing of the acquisition.

     NON-CASH CHARGES-STOCK OPTION GRANTS. For the three months ended September 30, 2000, $34,000 was amortized to expense as a non-cash charge from unearned compensation recorded as the result of vested stock options granted during this as well as previous periods, as compared to $105,000 for the three months ended September 30, 1999. As the unearned compensation is amortized based on the vesting period of the stock options granted, we expect there will be material variations in the amount of this expense from quarter to quarter and that quarterly comparisons of such expense are not meaningful.

     GOODWILL AMORTIZATION. For the three months ended September 30, 2000, we recorded amortization of goodwill resulting from the acquisition of RedChip.com, Inc. of $760,000 (see Footnote 3 to the unaudited financials statements incorporated herein), as compared to no goodwill amortization for the three months ended September 30, 1999. Goodwill is amortized over three years.

INTEREST INCOME (EXPENSE), NET

     Net interest income was $55,000 in the three months ended September 30, 2000, compared to net interest expense of $6,000 incurred in the three months ended September 30, 1999. Interest income during the three months ended September 30, 2000 was earned on money market investments and certificates of deposit primarily from the proceeds raised from the sale of the Company's common stock.

INCOME TAXES

     We have incurred losses since inception and again during the three months ended September 30, 2000, and anticipate losses for the foreseeable future. We have therefore recorded no provision for income taxes during these periods. Deferred tax assets for the three months ended September 30, 2000 which would otherwise reflect the tax net operating loss carryforwards existing at the balance sheet date, as well as the taxable temporary differences in the treatment of certain items, are fully offset by valuation allowances. We will reassess the need to record such valuation allowances, or a current or deferred tax liability as appropriate, over future periods.

SIX MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1999

REVENUES

   Revenues, which include ad sales, subscription fees, service fees, and web-hosting/co-brand revenue, increased by 103% to $5,779,000 in the six months ended September 30, 2000 from $2,840,000 in the six months ended September 30, 1999. The increase in total revenue was primarily the result of an increase in ad revenues, new service revenues from the RedChip Partners program, new subscription revenues from sales of the RedChip Review, and revenues generated from software development services provided by the Company to a third party. Ad revenues increased primarily due to the substantial increase from period to period in the number of users, page views, and ad impressions on the Freerealtime.com Web site, as well as from the sale of email marketing campaigns to advertisers during the quarter.

   Revenue from advertising on Freerealtime.com increased by 121% to $3,679,000 in the six months ended September 30, 2000 from $1,661,000 in the six months ended September 30, 1999. Revenue from subscriptions increased by 21% to $1,073,000 in the six months ended September 30, 2000 from $885,000 in the six months ended September 30, 1999, primarily resulting from growth in the number of BullSession subscribers as well as new subscription revenue from sales of the RedChip Review. Service revenue increased to $731,000 in the six months ended September 30, 2000 from $-0- in the six months ended September 30, 1999. This was the result of new service revenue from the RedChip Partners program totaling $223,000, and from software development services, totaling $508,000, provided by the Company to Imperial Capital, LLC ("IC"), to develop a fixed-income securities information and trading Web site for IC. Revenue from web-hosting and co-branding ventures remained relatively flat, increasing by less than 1% to $296,000 in the six months ended September 30, 2000 from $294,000 in the six months ended September 30, 1999.

COST OF REVENUES

   Cost of revenues decreased by 19% to $2,306,000 in the six months ended September 30, 2000 from $2,830,000 in the six months ended September 30, 1999. This decrease was primarily the result of reduced rates paid for real-time market data and overall economies of scale associated with higher volumes of traffic and revenues from our FreeRealTime.com Web site, partially offset by new costs associated with the production of the RedChip Review series of print and on-line publications. Cost of revenues as a percent of revenues decreased to 40% in the six months ended September 30, 2000 from 100% in the six months ended September 30, 1999.

OPERATING EXPENSES

   SALES AND MARKETING. Sales and Marketing expense increased by 236% to $1,785,000 in the six months ended September 30, 2000 from $532,000 in the six months ended September 30, 1999. Sales and Marketing expense as a percent of revenues increased to 31% in the six months ended September 30, 2000 from 19% in the six months ended September 30, 1999. The period to period increase in sales and marketing expense was primarily the result of increased advertising sales commissions paid to third party ad sales firms as a result of higher ad revenues, salaries, commissions, and benefits related to additional sales and marketing personnel hired to manage our advertising sales function and to direct the overall marketing efforts of the Company, and other marketing and advertising expenditures.

   GENERAL AND ADMINISTRATIVE. General and administrative expense increased by 162% to $2,827,000 in the six months ended September 30, 2000 from $1,081,000 in the six months ended September 30, 1999. General and administrative expense as a percent of revenues increased to 49% in the six months ended September 30, 2000 from 38% in the six months ended September 30, 1999. The period to period increase was primarily the result of increased costs associated with growth in the Company's operations, in addition to new costs associated with the RedChip businesses, including additional personnel in the areas of executive management, operations, administration, customer care, accounting, and corporate development, as well as consulting and other professional fees, as well as greater occupancy costs, legal and accounting fees, insurance costs, telecommunications costs, and other overhead costs associated with managing the growth in our various businesses.

   PRODUCT DEVELOPMENT. Product development expense increased by 777% to $535,000 in the six months ended September 30, 2000 from $61,000 in the six months ended September 30, 1999. Product development expense as a percent of revenues increased to 9% in the six months ended September 30, 2000 from 2% in the six months ended September 30, 1999. The period-to-period increase in product development expense was primarily the result of costs of additional personnel, including costs for software developers, as well as fees paid to third party developers and systems consultants.

     MERGER EXPENSES. Merger expenses were $114,000 in the six months ended September 30, 2000, and $-0- in the six months ended September 30, 1999. These represented additional costs associated with the acquisition of RedChip.com, Inc. subsequent to the closing of the acquisition.

   NON-CASH CHARGES-STOCK OPTION GRANTS. For the six months ended September 30, 2000, $193,000 was amortized to expense as a non-cash charge from unearned compensation recorded as the result of vested stock options granted during this as well as previous periods, as compared to $543,000 for the six months ended September 30, 1999. As the unearned compensation is amortized based on the vesting period of the stock options granted, we expect there will be material variations in the amount of this expense from quarter to quarter and that quarterly comparisons of such expense are not meaningful.

   GOODWILL AMORTIZATION. For the six months ended September 30, 2000, we recorded amortization of goodwill resulting from the acquisition of RedChip.com, Inc. of $760,000 (see Footnote 3 to the unaudited financials statements incorporated herein), as compared to no goodwill amortization for the three months ended September 30, 1999. Goodwill is amortized over three years.

INTEREST INCOME (EXPENSE), NET

   Net interest income was $82,000 in the six months ended September 30, 2000, compared to net interest expense of $9,000 incurred in the six months ended September 30, 1999. Interest income during the six months ended September 30, 2000 was earned on money market investments and certificates of deposit primarily from the proceeds raised from the sale of the Company's common stock.

INCOME TAXES

   We have incurred losses since inception and again during the six months ended September 30, 2000, and anticipate losses for the foreseeable future. We have therefore recorded no provision for income taxes during these periods. Deferred tax assets for the six months ended September 30, 2000 which would otherwise reflect the tax net operating loss carryforwards existing at the balance sheet date, as well as the taxable temporary differences in the treatment of certain items, are fully offset by valuation allowances. We will reassess the need to record such valuation allowances, or a current or deferred tax liability as appropriate, over future periods.

LIQUIDITY AND CAPITAL RESOURCES

   To date, our operations have been financed primarily from the sale of equity securities, and to a lesser extent, from loans from stockholders, directors, and other outside parties, and from capital lease arrangements. As of September 30, 2000, approximately $5.6 million in cash and cash equivalents was on hand.

OPERATING ACTIVITIES

   We used net cash in our operating activities in the amount of $4,177,000 during the six months ended September 30, 2000, as compared to $186,000 during the six months ended September 30, 1999. Net cash used in operating activities in the six months ended September 30, 2000 was primarily the result of our net loss for the period, an increase in accounts receivable and prepaid expenses, and a decrease in accounts payable, accrued expenses and deferred revenue. Net cash used in operating activities in the six months ended September 30, 1999 was primarily the result of our net loss for the period, and an increase in accounts receivable and prepaid expenses, partially offset by an increase in accounts payable, accrued liabilities, and deferred revenue:

SIX MONTHS ENDED SEPTEMBER 30, 2000          SIX MONTHS ENDED SEPTEMBER 30, 1999
-----------------------------------          -----------------------------------

  -   Net loss of approximately              -   Net loss of
      $2,659,000;                                approximately $2,216,000;

  -   An increase in accounts                -   An increase in
      receivable of                              accounts receivable of
      approximately $388,000;                    approximately $572,000;

  -   An increase in prepaid                 -   An increase in
      and other assets of                        prepaid expenses and other
      approximately $340,000;                    assets of $690,000;

  -   A decrease in accounts                 -   An increase in
      payable and accrued                        accounts payable and accrued
      expenses of                                expenses of
      approximately $1,717,000;                  approximately $2,121,000;

  -   Depreciation of                        -   Depreciation of
      approximately $177,000;                    approximately $51,000;

  -   Goodwill Amortization of               -   Non-cash
      approximately $760,000                     charges-stock option grants
                                                 of approximately
  -   Non-cash charges-stock                     $543,000; and
      option grants of
      approximately                          -   An increase in
      $193,000; and                              deferred revenue of
                                                 approximately
  -   A decrease in deferred                     $523,000.
      revenue of approximately
      $463,000.

The amount of our accounts receivable at each period-end varies, primarily due to the timing of our advertising and sponsorship campaigns, and the growth in our subscription revenue, transaction based revenue, and web host/co-brand revenue. During the quarter, we experienced material collection difficulties with several customer accounts, and have recorded an allowance for uncollectible accounts accordingly for these accounts as well as a percentage of other outstanding receivables.

INVESTING ACTIVITIES

   Cash used in investing activities was approximately $1,394,000 during the six months ended September 30, 2000, compared to $127,000 during the six months ended September 30, 1999, and consisted of $700,000 of cash paid, net of cash received, in acquiring RedChip.com, Inc. (i.e. cash acquisition costs) during the six months ended September 30, 2000, as well as additional expenditures for property and equipment in both periods.

FINANCING ACTIVITIES

   Net cash provided by financing activities was approximately $8,679,000 during the six months ended September 30, 2000 compared to approximately $3,422,000 during the six months ended September 30, 1999. Cash used in financing activities during the six months ended September 30, 2000, was approximately $1,788,000, as compared to $757,000 during the six months ended September 30, 1999, and consisted of payments of debt obligations and stock issuance costs. Cash provided by financing activities during these same periods was approximately $10,467,000 and $4,179,000, respectively, which consisted primarily of gross proceeds from the sale of common stock and the exercise of stock options.

   We have no material financial commitments other than under our leases. Subject to cash availability, we anticipate significant increases in our operating and capital expenditures over the foreseeable future, including:

     - web-site development and enhancement for Freerealtime.com, RedChip.com, BullSession.com, DigitalOffering.com, and
          PerfectCircleMedia.com, including functionality, content, and back-end systems;

     - computer servers and other computer equipment to support growth in site traffic;

     - software developers, computer programmers, and other technical staff; bandwidth and networking equipment and infrastructure;

     - information systems and furniture and fixtures for new employees and facilities expansion;

     - additional personnel in the areas of content production, sales, marketing, business development, customer support, accounting, and administration;

     - increased promotional activities, advertising, and other branding efforts, and

     -    other content production and development costs.

   In addition to purchasing computer hardware, software, and office equipment, we also lease certain equipment under short term and long term leases with terms ranging from one to six years. We may exercise purchase options at the end of the lease terms if determined to be favorable to replacing such items at that time through lease renewal or capital acquisition. During Fiscal 2001 (i.e. the year ended March 31, 2001) we plan to spend up to $3,500,000 for computer hardware, software, office equipment, and tenant improvements. We lease our Irvine, California facility under a noncancelable operating lease that expires on December 31, 2000. We will relocate our Irvine operations to a new facility in Aliso Viejo, California in December 2000 pursuant to a 5 year non-cancelable operating lease. We will incur additional costs related to the relocation of the Irvine operations and may have to pay rent on two leases for a period of time. We recently moved our Calgary office into a larger facility in January 2000, under a cancelable operating lease which expires on January 1, 2005. RedChip.com, Inc.'s main facility is located in Portland, Oregon, pursuant to a noncancelable sublease between RedChip.com and Roth Capital Partners, a related party stockholder in the Company, that expires on June 30, 2005. RedChip.com also maintains small offices in San Francisco, California and Minneapolis, Minnesota, both of which are sub-leased on a month-to-month basis from Roth Capital Partners. The Company also sub-leases a small office in New York City on a month-to-month basis from Jefferies and Company, a related party stockholder in the Company. The timing of these additional capital and operating expenditures, as well as the timing of hiring additional personnel to support our growth plans, and our ability to continue sustaining net losses and negative cash flows from operations will depend largely on our ability to continue to obtain additional capital through financing transactions. The failure to raise such capital when needed could have a material adverse effect on our business, operating results, and our financial condition. If additional funds are raised through the sale of equity, or convertible debt securities, the percentage ownership of our stockholders will be reduced, our stockholders may experience significant dilution and these securities may have rights, preferences, or privileges senior to those of our common stockholders. There can be no assurance that additional financing will be available to us or on terms favorable to us. If adequate capital funds are not available or are not available on acceptable terms, our ability to fund our current growth plans and to take advantage of unanticipated opportunities, to develop or enhance our Web sites, or otherwise to respond to competitive pressures, could be significantly limited. Based on net proceeds received from the sale of equity securities during fiscal 2001, and management contingency plans to curtail growth and reduce our current scope of operations in the event that additional capital funds are not available to us, management believes we can continue our operations through fiscal 2001. We have engaged Jefferies & Company, Inc., an investment bank, as our financial advisor and our lead placement agent in connection with the sale of up to $20 million of our equity securities, of which approximately $10 million has been raised pursuant to this engagement as noted above.

   During the six months ended September 30, 2000 we completed two private equity financings in which we sold an aggregate of 3,850,635 shares of Common Stock for total gross proceeds of approximately $10,183,000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Investors are cautioned that certain statements contained in this Prospectus as well as some of our statements in periodic press releases and some oral statements of our officials during presentations about the company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "estimates," "expects" or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance and we have no specific intention to update these statements.

   Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, those set forth below:

     -    our limited operating history,

     -    intense competition for Web-based business and financial content,

     - need to establish and maintain strategic relationships with other Web-sites,

     -    our dependence on the various Exchanges for real-time stock quotes,

     -    inability to attract advertisers to our site,

     -    our reliance on a third party advertising sales force,

     - changes in government regulation and legal uncertainties pertaining to the Web, and

     -    disruptions and interruptions in service due to Web-site failure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are exposed to market risks, which arise during the normal course of business from changes in foreign exchange rates and interest rates. A discussion of our primary market risks associated with our foreign currency transactions, short-term investments, and long-term debt exposures is presented below.

         INTEREST RATE SENSITIVITY

         The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we have invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing market rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk, we maintain our portfolio of cash equivalents in money market funds. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of September 30, 2000, all of our investments mature in three months or less.

         RECENTLY ADOPTED ACCOUNTING STANDARDS

         During 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new standards for reporting derivative and hedging information. The standard is effective for periods beginning after June 15, 2000 and will be adopted by us by April 1, 2001. We have not assessed the impact that the adoption of this standard will have on our consolidated financial statements.

         In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" as amended by Staff Accounting Bulletins No. 101 A and 101 B. These bulletins summarize certain of the staff's views about applying generally accepted accounting principles to revenue recognition in financial statements. The Company will be required to follow the guidance in SAB101 no later than its fourth quarter of 2001, with restatement of earlier quarters in 2001 required, if necessary. The SEC has recently issued further guidance with respect to adoption of specific issues addressed by SAB 101. The Company is currently assessing the impact, if any, SAB101 may have on its consolidated financial position or results of operations.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25 ("FIN 44"). This Interpretation clarifies the definition of employee for purposes of applying Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employee ("APB 25"), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. We adopted FIN 44 during the quarter ended September 30, 2000. This adoption did not have a material effect on our consolidated financial position or results of operations.

                                    BUSINESS

         We are a Web-centric financial media and investment services company, empowering independent investors with real-time actionable insight, including market data, research and tools, in order to make knowledgeable investing decisions. We provide investment information services to a wide range of individual and institutional investors, with an emphasis on an audience that we refer to as Sophisticated Online Home and Office ("SOHO") investors, which include independent investors, smaller institutional investors, and investment professionals such as executives, managers, and brokers and their clients. In excess of 1.3 million investors have registered for our online services, including www.FreeRealtime.com, www.RedChip.com, and the Red Chip Review and related research services. We estimate that by publishing and distributing investment information we reach our investor audience several million times every month and, during the month of September 2000, our investor audience viewed in excess of 140 million pages of investment information on our various services.

         We produce and distribute a broad range of investment information services, with a focus on "real-time actionable insight" by offering free, real-time stock quotes and value-added content, including news, market commentary, company research, and analytical tools such as charting and portfolio stock tracking. We publish value-added content from a number of allied content partners as well as from our own proprietary research group, the Red Chip Review. In proprietary content our strategy is to provide value discovery and insight for our investors with in-depth coverage on sectors and companies that are largely overlooked by traditional Wall Street investment banks. Our award-winning Red Chip Review, including our professional staff of approximately 30 analysts, editors and reporters, concentrate on "discovering tomorrow's blue chips today" with independent research on over 300 companies, financial analysis and commentary created every trading day, and investment profiles on over 5000 publicly traded companies. We deliver our information services across an integrated platform of various media including Websites, e-mail, print publications, investor conferences, webcasts, teleconferences and certain broadcast media, and we characterize ourselves as "web-centric" because we strive to have the best practices and capabilities of the Web - such as real timeliness, interactivity and customer targeting - influence the quality and delivery of our information over these media.

         Our investment information services are offered on a "tiered" basis with a substantial amount of free content, centered around our FreeRealtime.com Web site, and certain premium research and tools available on a pay or subscription basis. Our free services are supported through the sale of advertising to media advertisers, corporate advertisers, and sponsors and partners. We have a "demographically attractive" audience for our advertisers because, based on customer survey and research, our investor audience has income, wealth, education and consumption attributes significantly above those of the average U.S. consumer. We also offer subscription services from both allied service providers as well as services that we own and operate, including our BullSession web site, a subscription service of "streaming" real-time stock quotes and dynamically updating stock portfolios, and the Red Chip Review research service. Our various subscription services have prices ranging from $99 to $25,000 per year.

         While our service strategy remains focused on being a leading "independent knowledge source for investors," in response to requests from our investor audience we are developing "one click" away securities trading and transaction services, which will be offered through allied partners and affiliates. In May 2000, we formed Digital Offering, Inc., a Delaware corporation ("Digital Offering"), which owns www.DigitalOffering.com. Currently we own in excess of 80% of the capital stock of Digital Offering and certain of our executive officers serve as members of management and of the board of directors of Digital Offering. We plan to operate the transaction services segment of our business model through Digital Offering, including providing access for retail and institutional investors to online private placements and public offerings of equity securities as well as retail and institutional order execution for the trading of equity securities. We have recently received the necessary regulatory approval to operate as a registered broker/dealer, which will allow Digital Offering to realize commissions from securities transactions and to participate in fee sharing arrangements associated with transactions conducted through third party allies. Currently, as many of our information services are offered free of charge to our registered users, the sale of advertising represents our major source of revenue; however, if we develop our "long term business model," then subscription and services sales and transaction fees and commissions are expected to represent the majority of our sales.

         In recent years, there has been substantial growth in the ownership of securities, as well as a related increase in securities trading volumes. For every securities transaction, investors typically engage in multiple "information transactions," including price quotes, research, financial news and portfolio review and tracking and, therefore, the growth in ownership and associated trading activity has created substantial demand by investors for more market data, investment research, news and commentary. The development of the Web as both a robust communications medium and an efficient commerce marketplace is also rapidly changing the markets for securities transactions and investment information services. Consequently, individual investors -- with easy access to Web-based information previously available generally only to investment professionals and to faster, cheaper and more convenient online trading -- have been taking greater control of their investments. Increasingly, this growing group of self-directed investors is seeking timely, independent and insightful market data, investment research and financial news and commentary that can help them make knowledgeable investing decisions.

         On August 18, 2000, we merged with RedChip.com, Inc., a Delaware corporation ("RedChip"). RedChip is now a wholly-owned subsidiary of Freerealtime.com, Inc. In connection with the merger with RedChip, we issued an aggregate of 3,999,925 shares of our common stock for all of the outstanding capital stock, including stock options, of RedChip, of which 10% shares are subject to an escrow to secure the indemnification obligations of the principal stockholders of RedChip. RedChip is an independent research firm with an online vertical portal, www.redchip.com, which provides proprietary research and targeted information on emerging growth companies with a strategy of "discovering tomorrow's blue chips today." In addition to research, news and commentary, the RedChip web site also provides investors with trading information, investment tools, community features and education.

         In conjunction with a significant purchase by Jefferies & Co., Inc.
of our common stock, we have entered into a non-binding letter of intent with Jefferies regarding a wide-ranging strategic alliance to provide online financial transaction services and to jointly market investment information services. The proposed alliance includes the contribution by Jefferies of certain technology resources, including licenses for existing trading systems and programming and development resources for co-developed trading and execution products and services, in exchange for shares of our common stock, which shares may be valued at prices equal to or higher than the offering price described herein. Additionally, the proposed alliance contemplates certain joint marketing and selling arrangements, with respect to which the parties will share any revenues and fees generated in future periods by such co-marketing arrangements. The proposed alliance will provide that Jefferies may receive its share of revenues in shares of our common stock, in lieu of cash. As a result of these proposed arrangements, we may issue significant additional shares of common stock to Jefferies that may result in significant dilution to our stockholders. We have commenced negotiations on definitive agreements; however, there can be no assurance that we will be able to enter into such definitive agreements or, if we do, what, if any, benefits will result from the strategic alliance with Jefferies.

STRATEGY

         Expand Compelling Content to Maintain and Increase Our Large Investor Audience. Our primary strategy is to develop a large and loyal audience of investors by offering "real time actionable insight" through our various investment information services, including the Freerealtime and Red Chip Web sites. We intend to maintain and grow our investor audience by continuing to provide the financial content, tools and services that we believe investors desire, such as real-time market data and real-time news, proprietary company research, profiles, and analysis, portfolio management tools, market commentary, community message boards and by seeking to provide additional features including sophisticated stock screening and trading tools and access to transaction services that enable "one click" away trading of equity and fixed income securities. We also intend to enhance the quality of our online research, news and investment products with "rich media" and broadband intensive content such as webcast conferences and company presentations. Red Chip also plans to create the Red Chip Index, an index of small-cap stocks, in agreement with fund manager ICM Asset Management. We believe that the suite of financial products and services that we offer encourages our current registered investors, as well as new investors to our services who register each market day, to utilize our investment information services often and for long periods of time. We intend to begin allocating a portion of available resources to advertising our Web sites and other information services for the first time beginning in the fiscal year ended March 31, 2001, ("Fiscal 2001"), in order to increase our investor audience reach.

         Develop "Co-Brand," Web-Hosting and Other Marketing Programs. We continue to pursue "co-branded" contractual relationships with other high quality and high traffic Web sites, pursuant to which we produce and market a co-branded page where we share content and tools with the co-brand partner, and share revenues generated from advertising on these pages as well as from subscriptions to these co-marketed services. Such relationships build users, site traffic and brand awareness for both parties, while also generating revenue through ad sales and fee sharing arrangements. Additionally, the number of our registered users and subscribers allows us to generate additional revenues by marketing our co-brand partners' (and other advertisers') products and services directly to a targeted base of these users and subscribers each month through e-mail marketing campaigns. Currently, we have co-brand agreements with various web sites, including MarketGuide.com, JAGNotes.com, Telescan.com, WallstreetCity.com, INVESTools.com, Go2Net.com, IPO.com, InvestmentHouse.com and mPower.com.

         Capitalize on Attractive Audience Demographics. We believe our information services attract investors who, as a group, have higher incomes, more wealth and are better educated than the average users of the Web and other mass media, and therefore present an attractive medium for companies that advertise and engage in commerce over the Internet. Through data gathered from users who register with our services and from periodic surveys and customer research, we have knowledge of and track user activity on our Web sites so that we can provide advertisers with detailed demographic and other information that allows the advertisers to target specific groups and tailor their advertisements to our investor audience. We believe this strategy helps attract new advertisers and increase the sales prices we receive for our advertising, marketing and corporate awareness campaigns.

         Upsell Investor Audience to Subscription Services. We also market both owned and allied subscription-based tools and services to our investor audience. To increase our subscription base we attempt to "upsell" the large community of users on our free services, including our Freerealtime web site, to the multiple subscription services of the Red Chip Review and our BullSession portfolio tool as well as to other subscription services with which we are allied. In addition to our owned subscription services, we have entered into co-marketing agreements with various companies, such as Telescan.com, JagNotes.com and InvestmentHouse.com, wherein we market these parties' subscription services to the users on our Freerealtime web site and share in the resulting revenues.

         Provide On-Line Financial Transaction Services. We believe that our customers often use our free and subscription-based content and services as decision-making tools for "actionable insight," leading them to enter into various online and offline transactions such as the purchase or sale of equity and fixed income securities and the purchase of other financial products and services. We believe the fees realized by third parties from transactions with our customers are substantial. Accordingly, we have formed Digital Offering and recently received the necessary regulatory approval to operate as a registered broker/dealer, which will allow our Digital Offering subsidiary to realize commissions from securities transactions and to participate in fee sharing arrangements associated with transactions conducted through third party allies. We are pursuing transaction alliances to direct or network our investor audience's transaction activity to particular third party providers in exchange for a participation in the resulting transaction fees. In particular, we have entered into a letter of intent to enter into a definitive agreement with Jefferies regarding a wide-ranging strategic alliance to provide online financial transaction services. We also plan for Digital Offering to operate as an online co-managing underwriter and co-private placement agent to provide our retail and institutional investors with online private placements and public offerings of equity securities. There can be no assurance that we will be able to develop Digital Offering as online broker-dealer or enter into definitive agreements for these transaction alliances, including the one with Jefferies, or that if we do, what benefits we will realize from such arrangements or developments.

INFORMATION SERVICE & PRODUCTS

         Our Free Information Services: The Freerealtime and Red Chip Web Sites. The Freerealtime web site provides unlimited, free, real-time stock quotes, as well as business and company news, market statistics and commentary, fundamental company information and research, and free analytical tools such as charting, portfolio management and message boards. The RedChip Web site operates as a free community portal designed to educate and attract investor awareness in the emerging growth market sector with an emphasis on "discovering tomorrow's blue chips today." RedChip provides such services as RedChip Reporter, which provides financial news and commentary, RedChip Radar, which tracks and highlights prominent discovery stocks, RedChip Profiles, which provides proprietary investment profiles on various Red Chip-type companies, and RedChip Events, which provides online webcasts of investor conferences, company conference calls and presentations, interviews and other relevant topics. We believe that offering comprehensive market data, research, business news, financial programming and analytical tools is critical to our success because the combination of these services enables us to increase audience loyalty, average usage time and repeat visits while also creating a sense of community.

         Our free Web sites provide stock quotes from all major U.S. stock markets (the "Exchanges"). These quotes are offered in real time for free to users on our FreeRealtime Web site. Through these stock quote pages, our audience can access other valuable information about a particular company, including stories from several news services, SEC filings and annual reports, summaries of analysts' information and research and a variety of fundamental and technical information. In addition to a wide variety of data on specific securities, including trading share and dollar volume information, bid and ask quotes and size, relative indices, stock split information and other data, our Web sites also provide information as to various market and industry indices as well as commodity, options and currency markets. Our Web sites aggregate numerous news feeds from around the world, sort and organize articles according to industry, company and type of news. Our news feeds include BusinessWire, PRNewswire, Reuters, Associated Press and United Press International. In addition to substantial news and commentary created and produced by our staff at the Red Chip Review, our news and market commentary partners include Comtex News, Reuters, RealtimeTraders.com, StreetAdvisor.com, Zacks Investment Research, JAGNotes.com and INVESTools.com and such information is updated throughout the trading day.

         Our Subscription Services. While most of the programming available on our Freerealtime and Red Chip Web sites is currently free of charge, a core element of our corporate strategy includes providing subscription-based financial content and investment tools to sophisticated investors through allied and owned services.

         The RedChip Review is a publication that provides individual and institutional based investors with value-added and independent research coverage as well as analytic tools for evaluating such coverage. The RedChip Review provides fundamental research coverage on over 300 companies and investment profiles on approximately 5,000 companies. This is a subscriber based service that is available both online and in print. Our BullSession web site is a subscription-based service that provides a portfolio management tool featuring "streaming" real-time, ticker-tape quotes and dynamically updating stock portfolios. The central feature of the BullSession service is the sophisticated TickerTracker(TM) which allows a subscriber to monitor a custom set of portfolios consisting of stocks and indexes. Currently, our owned subscription services have in excess of 5,000 individual and institutional subscribers, with yearly subscriptions ranging from $99 to $25,000.

         In addition to our owned subscription services, we have entered into co-marketing agreements with various companies, such as Telescan.com, InvesTools.com, JagNotes.com and InvestmentHouse.com, wherein we market these parties' subscription services to our investor audience and share in the resulting subscription revenues.

BUSINESS MODEL

         Our mission is to empower our audience of Sophisticated Online Home and Office, or SOHO investors with real-time actionable insight in order to make knowledgeable investing decisions. We have product and service strategies designed to produce such compelling and insightful content, and thereby attract a large, demographically attractive audience. Our business model to "monetize" or deliver value to our constituents from this investor audience is based on four primary revenue or business units.

         Perfect Circle Media. We produce and distribute substantial amounts of free investment information, which we support through the sale of advertising and marketing campaigns to media advertisers, corporate advertisers, and sponsors and partners. We have recently established a media sales group, Perfect Circle Media, which consists of twelve professionals who represent and sell the advertising inventory on our various media to advertisers, agencies and media buyers. Perfect Circle Media pursues an integrated marketing solutions approach which offers marketing solutions across our various media, including our own Web sites, e-mail database, print publications, investor conferences, Webcasts, teleconferences and certain broadcast media. In addition to the sale of our own media inventory, Perfect Circle Media has begun to represent and sell the advertising inventory of certain Web-based financial services companies. We receive a share of the media sales from representing such companies and we believe that, by diversifying and expanding our collective investor audience, we have improved marketing solutions for our media advertisers.

         RedChip Partners. RedChip Partners is a business-to-business service designed to enhance the awareness and appeal of publicly traded Red Chip-type companies to the investment community, including our substantial investor audience. RedChip Partners operates an Investor Awareness Program that allows the RedChip company executives to make presentations at our RedChip Review investment conferences, including our co-sponsored Roth Capital Partners and Red Chip Growth Stock Conference, and to broadcast their conference calls online and webcast their roadshows and management presentations. Through the Investor Awareness Program, RedChip Partners also creates in-depth investment profiles and other company-specific information that present the operating history and management of the Partner companies. Our RedChip Partners has a sales and service fulfillment organization of approximately ten professionals and we sell this service through a personal sales approach to Partner company executives or to their outside Corporate Communications firms. Currently, approximately 65 companies participate in the RedChip Partner's Investor Awareness Program with annual revenues from the program ranging from $9,000 to $36,000 per company.

         Subscription & Service Sales. We operate a "tiered" content strategy through which we offer premium investment research, information and tools on a pay or subscription basis. We have certain subscription services that we own and operate, including our BullSession web site, a "streaming" portfolio management tool, and our proprietary research service, the Red Chip Review, as well as allied subscription services for investment newsletters and research, stock screening tools, and market commentary and analysis from which we share a portion of the subscription fees. Depending on the particular service, our subscriptions are sold to both individual and institutional investors, and on an enterprise-wide basis. Our various subscriptions services have prices ranging from $99 to $25,000 per year and we utilize marketing programs to reach individual investors and a direct sales force to sell our services to institutions and corporate enterprises. In addition to subscriptions, we also syndicate certain of our information, including our real time market data services and our proprietary research, directly to other Web-based financial information and services providers, for which we realize sales on an ad sales sharing, pay-per-view, bulk rate basis.

         Digital Offering Transaction Services. We recently formed Digital Offering with a plan to operate the transaction services segment of our business model through Digital Offering, including providing access for retail and institutional investors to online private placements and public offerings of equity securities as well as retail and institutional order execution for the trading of equity securities. We have received the necessary regulatory approval to operate as a registered broker/dealer, which will allow Digital Offering to realize commissions from securities transactions and to participate in fee sharing arrangements associated with transactions conducted through third party allies. In addition to securities offerings and trading, we expect to utilize Digital Offering to receive payment for certain research sales to institutional investors and financial institutions. We are developing our transaction services through Digital Offering and have yet to realize any revenues in our broker-dealer subsidiary and there can be no assurance that we will be able to develop Digital Offering as an online broker-dealer or enter into definitive agreements for transaction alliances, including the one with Jefferies, or that if we do, what benefits we will realize from such arrangements or developments.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

         The data center and network operations for our Web sites are currently outsourced to third party "co-location" firms, Exodus Communications, Inc. and Quest Internet Solutions, Inc., which operate data centers for us in three locations: Jersey City, New Jersey, Irvine, California and Sterling, Virginia. We utilize multiple web servers running Sun Microsystems Solaris 2.8 operating system and Apache Web Server. Internet access is maintained by Exodus through multiple OC3 connections with four different "tier one" backbone providers. The systems running our Web sites are powered by multiple uninterruptible power supplies backed up with multiple diesel power generators. Full FreeRealtime Web site redundancy is handled by Cisco's Global Director and multiple Cisco Local Directors.

         All of our market data serving software was created by and is owned by Freerealtime. We are expanding our internal development group to create new, and enhance existing, services, tools and features. We also utilize third party technology for certain parts of our services; for example, Telescan, Inc. currently provides our charting capability.

         Apart from proprietary content we create produce at Red Chip, we obtain most of the allied content and other information on our Web sites from suppliers of market data and financial programming. Key contractual supply relationships include quote and market data from the U.S. stock exchanges, datafeed services from S&P Comstock, and news programming from Comtex and Reuters. We depend on these information providers to provide information and data feeds on a timely basis. Our contracts with our datafeed and news programming suppliers generally provide for fixed monthly charges for these services, whereas our contracts with the stock exchanges generally provide for payments based on the volume of traffic on our web sites, as determined by the number of users or the volume of real-time quotes. During Fiscal 2000, certain of these data and operations costs decreased substantially on a per-page view basis. In the first quarter of Fiscal 2000, the NASDAQ reduced its market data fees by approximately 50%, and the New York and American Stock Exchanges announced significant fee reductions in the third quarter of Fiscal 2000. Additionally, we renegotiated and amended our datafeed and co-location provider contracts with S&P Comstock and Exodus Communications, respectively, to result in significant reductions in our per-page view costs for these services. Despite these declines in our unit costs, we anticipate that these costs will continue to increase in the aggregate over the foreseeable future if we continue to realize growth in the users and page views on our Web sites and other information services. As of the date hereof, we believe we have satisfactory relationships with all our suppliers of market data and financial programming, although we have an outstanding issue with the American Stock Exchange concerning the amount of past due obligations which we are currently in discussions to resolve. For a discussion, see "Risk Factors -- Need to Maintain and Renew Key Supplier Relationships."

         Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. These conditions are exacerbated by the recent growth of the Web and the intense competition in our industry. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features, and reliability of our services. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

         The following table sets forth, as of November 1, 2000, the name, age and position of our directors, executive officers and other key employees.


         NAME                               AGE                           POSITION
         ----                               ---                           --------
Geoffrey T. Moore                           43        Chairman of the Board and Co-Chief Executive Officer

Brad G. Gunn                                30        Co-Chief Executive Officer, President and Founder

Michael B. Neufeld                          34        Executive Vice President, Chief Financial Officer and Secretary

David Armitage                              40        Senior Vice President of Advertising Sales & Marketing

Brian Probolsky                             30        Senior Vice President, Digital Financial Services

Scott L. Brown                              36        Vice President of Corporate Development and Director

Robert E. Harris                            53        Vice President of Member Care

M'Liss Jones Kane                           47        Vice President, General Counsel and Assistant  Secretary

Gordon Rix                                  40        Vice President Interactive Marketing

Ari R. Engelberg (2)                        28        Director

David Gale (1)(2)                           41        Director

Stephen N. Livingston                       48        Director

Jonathan Mork                               37        Director

Marcus W. Robins                            46        Director

Byron C. Roth                               37        Director

Robert M. Werle (1)                         44        Director

Ronald P. (Clancy) Woods (1)(2)             44        Director

----------
(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.

         Geoffrey T. Moore. Mr. Moore has been the Chairman of our board of directors and our Chief Executive Officer since January 28, 2000. Mr. Moore has more than 15 years of management experience within the financial services industry. From 1992 to 1998, Mr. Moore served as Managing Director and General Partner in the Shamrock Group, the primary investment vehicle for the Roy E. Disney Family and Shamrock executives. Prior to his work at Shamrock, from September 1985 until March of 1992, Mr. Moore was a First Vice President with PaineWebber Investment Banking in both New York and Los Angeles.

         Brad G. Gunn. Mr. Gunn is our President, Co-Chief Executive Officer and one of our founders. He has operated in this capacity since 1996. As a co-founder, Mr. Gunn has spent the last two years with us involved in strategic planning, overseeing the development teams, market research and revenue initiatives, raising financing, acting as a subscriber liaison, developing new products and new strategic alliances, and managing existing strategic relationships. Mr. Gunn was previously an equities trader with the Toronto Dominion Bank, and an equities trader and options specialist with Royal Bank of Canada. In 1992, Mr. Gunn received a bachelor's degree in Economics with a minor in Management from The University of Calgary. Mr. Gunn is also a member of our board of directors and has served as such since 1996.

         Michael B. Neufeld. Mr. Neufeld became our Executive Vice President and Chief Financial Officer on January 28, 2000. Mr. Neufeld is a Certified Public Accountant with over 12 years of experience in accounting and finance. Prior to his election as an officer of Freerealtime.com, Mr. Neufeld rendered advisory services to us during the period of April 1999 to January 2000. From June 1994 until March 1999, Mr. Neufeld was the Chief Financial Officer and Chief Operating Officer of Rand Technology, Inc., a semiconductor distributor based in Irvine, California. Mr. Neufeld was a Business Manger with Breslauer, Jacobson, Rutman & Sherman in Los Angeles from September 1991 through November 1992 and an Assistant Vice President in the Tax and Regulatory Reporting Group of Banker Trust Company. Mr. Neufeld spent the early part of his career as a public accountant with Arthur Anderson & Co. from January 1988 to August 1991.

         David Armitage. Mr. Armitage became our Senior Vice President, Sales and Marketing, on March 1, 2000. Prior to joining us, he held several positions with Peterson Publications. From February 1995 to 1998, he was Group Advertising Director with Peterson. From May 1987 to March 1989, he was a Senior Advertising Executive with Peterson.

         Brian Probolsky. Mr. Probolsky became our Senior Vice President of Digital Formation Services on November 8, 1999. Prior to joining us, Mr. Probolsky co-founded Securities Systems Integration & Consulting (SSIC) in 1991, a provider of high-end financial information and execution systems. Mr. Probolsky sold SSIC to Computer Clearing Services in 1996 and continued with SSIC as a Senior Vice President until leaving to join us in 1999.

         Scott L. Brown. Mr. Brown became our Senior Vice President of Corporate Development and a member of our board of directors on January 28, 2000. Mr. Brown has more than 13 years of sales, marketing and senior management experience. Mr. Brown was President of the acquisition division of Asset Growth Corporation from 1997 to 1999 and the President of Telebuild, L.C., a subsidiary of Telescan, Inc. from 1996 to 1997. Prior to becoming the President at Telebuild, Mr. Brown was Vice President of Sales and Senior Vice President of Operations for Telescan, Inc.

         Robert E. Harris. Mr. Harris became our Vice President of Customer Care on January 17, 2000. From October 1997 to January 2000 Mr. Harris served as Vice President of Operations at Pinnacle Micro, Inc. Mr. Harris joined Pinnacle in November of 1993, and prior to becoming Vice President of Operations, held various positions in information systems, manufacturing, procurement and customer care.

         M'Liss Jones Kane. Ms. Kane became our Vice President General Counsel in June 2000. Prior to joining us, Ms. Kane served as Senior Vice President, General Counsel and Corporate Secretary of Fidelity National Financial, Inc., and served in various capacities at Fidelity and its affiliates since April 1995. Prior to her work at Fidelity, Ms. Kane was with the ICN Pharmaceuticals, Inc. group of companies. Ms. Kane started off at ICN Pharmaceuticals in March of 1990 as the Vice President, General Counsel and Secretary of ICN Biomedicals, Inc., and subsequently became Vice President, General Counsel and Secretary of ICN Pharmaceuticals, Inc.

         Gordon Rix. Mr. Rix has been with us since April 1999, initially as Vice President Producer and subsequently as Vice President of Interactive Marketing. Prior to joining us, from January 1999 to March 1999, Mr. Rix was President and Chief Operating Officer for NetX America. From 1990 through 1995, Mr. Rix ran Cogent CO.

         Ari R. Engelberg. Mr. Engelberg became a member of our board of directors on January 28, 2000. Mr. Engelberg is the founder and a Vice President of Archive, Inc. Prior to founding Archive in 2000, Mr. Engelberg was a co-founder of Stamps.com, Inc., holding several top-level management positions with Stamps.com in the areas of business development, product marketing, management and web operations from September of 1996 through December of 1999. Before his work at Stamps.com, Mr. Engelberg was the founding editor of the UCLA Bulletin of Law and Technology. Mr. Engelberg graduated from UCLA with a JD and MBA in June 1999.

         David Gale. Mr. Gale joined our board of directors on January 28, 2000. Mr. Gale has over 19 years of financial services' experience. Mr. Gale is currently President of the Delta Dividend Group, Inc., and has held that position since December 1992. Mr. Gale was a Managing Director of Lehman Brothers in New York from January 1990 to January 1992, and a Principal with Morgan Stanley from February of 1983 until January 1990. Currently, Mr. Gale is a member of the board of directors of Preferred Income Fund, Preferred Income Opportunity Fund and Stone Container Corporation. Mr. Gale received his M.B.A. from Harvard University and attended the Director's College at Stanford Law School.

         Stephen N. Livingston. Mr. Livingston became a member of our board of directors on January 28, 2000. Mr. Livingston has over 25 years of high-tech operational and management experience and is currently a candidate for a Juris Doctor Degree from Whittier Law School. Prior to attending Whittier Law School, Mr. Livingston was the Director of Management Information Systems for America Online West Coast. Prior to AOL, Mr. Livingston was a founder and Director with Johnson-Grace Company, which was purchased by AOL in 1996. Early in his career, Mr. Livingston spent 10 years with IBM in various positions, including Systems Engineering Manager and Senior Marketing Representative, managing computer professionals responsible for providing consulting services to IBM clients. Mr. Livingston holds a B.S. Degree in Business Management from the University of Maryland and a M.S. Degree in System Management from the University of Southern California.

         Ronald P. (Clancy) Woods. Mr. Woods became a member of our board of directors on January 28, 2000. Mr. Woods has over 20 years of marketing and top-level management experience within the broadcasting industry. Mr. Woods was appointed Executive Vice President and Market Manager for AMFM, Inc. in February of 1999. Prior to joining AMFM in August of 1999, Mr. Woods was appointed Chief Executive Officer for Lobo Media Group. Mr. Woods currently holds these positions at AMFM and at Lobo Media Group. From September of 1998 until August of 1999, Mr. Woods was the President and Chief Operating Officer of Radio Marketing Group. Mr. Woods also served as Vice President of Radio of Nationwide Communications Inc., from January of 1996 until August of 1998, and he served as Vice President/General Manager with WHTZ Radio/New York, Shamrock Broadcasting Nationwide Communications from December 1994 until January 1996. Mr. Woods was the Vice President and General Manager of WFOX Atlanta, Shamrock Broadcasting from October 1993 until December 1994.

         Marcus W. Robins. Mr. Robins became a member of our board of directors in August of 2000 as a result of our acquisition of RedChip.com. Mr. Robins founded the RedChip Review in 1993 and continues as President of RedChip's direct research and publishing activities. Mr. Robins was a founder of Crown Point Publishing, Inc., a predecessor of RedChip, and was appointed President and Chief Executive Officer of Crown Point Publishing in August 1993. Prior to founding Crown Point Publishing, Mr. Robins was a founder and Vice President for Crown Point Group Ltd. Mr. Robins was member of CP Management until August 1999, and remains as a shareholder of that company.

         Byron C. Roth. Mr. Roth became a member of our board of directors in August 2000 as a result of our acquisition of RedChip.com. Mr. Roth is currently the Chief Executive Officer, President and Chairman of the board of directors for Roth Capital Partners. Mr. Roth has served as Chairman and Chief Executive Officer of Roth Capital Partners since 1998, and as President since 1993. Prior to his present positions at Roth Capital, Mr. Roth was Director of Corporate Finance from 1992 to 1993. Mr. Roth serves on the boards of Summa Industries and the University of California Irvine Graduate School of Management.

         Jonathan Mork. Mr. Mork become a member of our board of directors in August 2000 as a result of our acquisition of RedChip.com. Mr. Mork is the managing partner of Millennium Group, Inc., a private investment and strategy advisory firm. From 1995 to Spring of 1999, Mr. Mork served as Vice President of Strategy for China Internet and assisted in the development of its subsidiary, China.com.

BOARD COMPOSITION

         Our board of directors is currently comprised of eleven directors. Members of our board of directors hold office and serve until our next annual meeting of stockholders, or until their respective successors have been elected.

         Our certificate of incorporation provides that the authorized number of directors will be designated by our bylaws. Any vacancies on the board of directors are filled by a majority of the directors then in office, or by a sole remaining director. Our directors may be removed, with or without cause, by our board of directors or by an affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

         We have an audit committee and a compensation committee of our board of directors. The members of the audit committee are Messrs. Engelberg, Gale and Woods. The audit committee is responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The compensation committee consists of Messrs. Gale, Werle and Woods. The compensation committee determines the salaries, benefits and stock option grants for our employees, consultants and directors and oversees the administration of our employee stock option plans.

DIRECTOR COMPENSATION

         Directors who are not our employees receive a meeting fee of $2,000 for every meeting of the board of directors they attend in person, and $500 for every meeting they attend via the telephone, plus reimbursement of reasonable expenses. Members of our audit and compensation committees receive a fee of $1,000 for each committee meeting they attend in person and $250 for each meeting they attend via the telephone. However, if a committee meeting is scheduled on the same day as a meeting of the board of directors, members of our audit and compensation committees will receive only the directors meeting fee. Directors who also serve as our employees do not receive any compensation for acting as directors, except for reimbursement of any reasonable expenses they incur in order to attend a board meeting.

EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

         All of our executive officers are appointed annually and serve at the discretion of the board of directors. We do not have employment or severance agreements with any of our employees.

COMPENSATION COMMITTEE INTERLOCKS

         None of our compensation committee members is an employee of, or ever was an employee of Freerealtime. None of our executive officers serve on the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board or compensation committee.

EXECUTIVE COMPENSATION

         The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our only other most highly compensated executive officer whose annual salary and bonus exceeded $100,000 in 2000 (the "Named Executive Officers") for services rendered in all capacities to us during our 2000 fiscal year.

SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                                                           Compensation
                                                                              Awards
                                      Fiscal      Annual Compensation    Shares Underlying      All Other
Name and Principal Position            Year       Salary       Bonus         Options         Compensation(1)
--------------------------------      ------    ---------    --------    -----------------   ---------------
Geoffrey Moore                         1998                        --
   Co-Chief Executive Officer          1999                        --
                                       2000     $  10,000          --               --          $ 110,000

Brad G. Gunn                           1998            --          --          118,901                 --
   Co-Chief Executive Officer          1999            --          --          237,802                 --
                                       2000     $ 133,278          --               --                 --

----------
(1) All other compensation includes imputed income in connection with payments under auto allowances, financial planning services, club expenses, life insurance and executive retirement plan values for the named executive officers.


OPTION GRANTS IN LAST FISCAL YEAR

         There were no stock options or stock appreciation rights awarded to our executive officers as of March 31, 2000. The following table sets forth certain information with respect to exercisable and unexercisable options held by our Executive Officers as of March 31, 2000.

OPTION VALUES FOR THE LAST FISCAL YEAR (1)

                     Number of Shares
                        Underlying                          Exercise
                        Unexercised       Unexercisable       Price                        Expiration
   Name                   Options            Options        ($/share)     Market Price        Date
---------------      ----------------     -------------     ---------     ------------     ----------
Geoffrey Moore                525,000          --              --
Brad G. Gunn          237,802/118,901          --              --

(1)      There were no options exercised in Fiscal 2000 by our Executive
         Officers.

STOCK OPTION PLANS

         1999 EQUITY INCENTIVE PLAN

         Our 1999 equity incentive plan provides for awards of up to 2,500,000 shares of our common stock. The authorized number of shares is subject to adjustment in the event of stock splits, stock dividends or certain other similar changes in our capital structure. The 1999 plan allows us to grant:

         - incentive stock options (as defined in Section 422 of the Internal Revenue Code);

         -        nonqualified stock options; and

         -        stock purchase rights.

Incentive stock options and nonqualified stock options may be granted to our employees and employees of our affiliated companies, non-employee directors and officers, consultants and other service providers; provided, however, that no such nonqualified stock options granted to prospective employees shall vest before the employee first performs services for us or for our affiliated companies. All of our employees and non-employee directors are eligible to participate in the 1999 plan.

         The 1999 plan is administered by our compensation committee, which is currently comprised of three members of our board of directors. Our compensation committee selects the recipients of options or awards, determines the terms of the options or other awards granted, including when they vest or may be exercised, the exercise price, the number of shares subject to each option or award, and the forms of payment permitted upon exercise. Our compensation committee may amend, suspend or terminate the 1999 plan, except that no action may affect any of the common stock previously issued and sold or any option previously granted under the 1999 plan without the holder's consent. In addition, stockholder approval is generally required for the board of directors to increase the number of shares that may be issued under the 1999 plan. However, no stockholder approval is required under the 1999 plan in case of merger, recapitalization, spin-off, stock split, dissolution, disposition of substantially all of our assets, or other transactions or events involving a change in our capital structure. In these cases, the board also has discretion to adjust the exercise price of any option or stock purchase right, as well as to adjust the number and kind of shares for which options or stock purchase rights may be granted or which are subject to outstanding options, stock purchase rights or restricted stock.

         The term of options may not exceed 10 years from the date of grant. The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of common stock at the time such option is granted (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the company). The maximum number of shares for which options may be granted to any one person during any one calendar year under the 1999 plan is 250,000 and in no event shall the aggregate number of shares subject to incentive stock options granted under the 1999 plan exceed 2,500,000. The aggregate fair market value of the common stock (determined as of the date of grant) with respect to which incentive stock options granted under the 1999 plan or any other stock option plan of the company become exercisable for the first time by any optionee during any calendar year may not exceed $100,000.

         The option price of an incentive stock option or nonqualified stock option is payable in full upon exercise; whereas the purchase price of stock purchased pursuant to a purchase right must be paid in full upon the acceptance of the purchase right. Payment of the option price upon exercise of a stock option, or for shares purchased pursuant to a purchase right, may be made by any of the following methods:

         -        by cash,

         -        by check,

         - by shares of common stock (valued at their fair market value as of the date of the exercise of an option or Purchase Right);

         - by delivery to the compensation committee of the optionee's or purchaser's promissory note in a form and on terms acceptable to the compensation committee;

         - by the cancellation of our indebtedness to the optionee or purchaser;

         - by the waiver of compensation due or accrued to the optionee or purchaser for services rendered; or

         -        by any combination of the foregoing methods of payment.

         Except as otherwise provided by the compensation committee, options granted under the 1999 plan may not be transferred other than by will or by the laws of descent and distribution.

         GENERAL FEDERAL INCOME TAX CONSEQUENCES

         In general, under current federal laws, participants in the 1999 plan who receive nonqualified stock options, restricted stock, deferred stock and stock payments are taxable upon receipt of common stock or cash with respect to those awards or grants.

         Incentive Stock Options. An employee will not realize taxable income on an incentive stock option when that option is granted or when that option is exercised; however, the amount by which the fair market value of the stock at the time of exercise exceeds the option price generally will be included in the employee's alternative minimum taxable income on the date of exercise. If stock received on exercise of an incentive stock option is disposed of in the same year the option was exercised, and the amount realized is less than the stock's fair market value at the time of exercise, the amount includable in alternative minimum taxable income will be the amount realized upon the sale or exchange of the stock, less the taxpayer's basis in the stock. Gain or loss realized by an optionee on the sale of the stock issued upon exercise of an incentive stock options is taxable as long-term capital gain or loss, and no tax deduction is available to the us, unless the optionee disposes of the stock in a "disqualifying disposition." A disqualifying disposition of the stock includes any sale, exchange, gift or other transfer of the stock within two years after the date of grant of the option or within one year after the date of exercise, except that it does not include transfers pursuant to certain tax-free reorganizations and exchanges, transfers between spouses or incident to divorce, transfers into the name of the optionee and another person as joint tenants, transfers from a decedent to an estate, transfers by will or inheritance upon the optionee's death, or a mere pledge or hypothecation of the stock. Upon a disqualifying disposition of the stock, the optionee will realize ordinary income in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the date of exercise, or (ii) the amount realized on a sale or exchange of the stock. Subject to Section 162(m) of the Code (which limits the deductibility of compensation in excess of $1,000,000 for certain executive officers), we will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are met. Additionally, if the amount realized on a sale or exchange of the stock is greater than or less than the fair market value of the stock on the date of exercise, the difference will be taxed as capital gain or loss.

         Nonqualified Stock Options. For federal income tax purposes, participants will not realize taxable income on a nonqualified stock options when that option is granted, nor will we be entitled to any deduction. Generally, on exercise of nonqualified stock options optionees will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. An optionee's basis for the stock for purposes of determining gain or loss on subsequent any disposition of such shares generally will be the fair market value of the common stock on the date you exercise the option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

INCOME TAX WITHHOLDING

         The 1999 plan grants us the power to withhold, or require a participant to remit to us, an amount sufficient to satisfy Federal, state and local tax withholding requirements with respect to any options exercised or restricted stock issued under the 1999 plan. To the extent permissible under applicable tax, securities, and other laws, the compensation committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, by (i) directing us to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (ii) delivering to us shares of common stock owned by the participant.

            TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

TRANSACTIONS WITH 5% STOCKHOLDERS

         In August 2000 we entered into a non-binding letter of intent with Jefferies & Co., Inc., a national institutional brokerage and investment banking firm, regarding a wide-ranging strategic alliance to provide online financial services. The proposed alliance contemplates issuance of additional shares of our common stock to Jefferies in exchange for its contribution of technology resources, including licenses of existing trading systems as well as ongoing development resources for co-developed trading tools and execution services. The parties will share any revenues and fees generated in future periods from the alliance activities, and the proposed arrangement provides that Jefferies may receive its share of revenues in shares of our common stock in lieu of cash. Jefferies is currently our largest corporate stockholder holding approximately 1,904,762 shares of our stock. We are currently negotiating definitive documentation to govern our alliance with Jefferies. To date, we have not performed any services under this proposed alliance; we expect this alliance to commence in November 2000.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         NOTES RECEIVABLE FROM REDCHIP OFFICERS.

         Prior to its acquisition by Freerealtime.com, Inc., three RedChip officers and stockholders delivered notes to RedChip in connection with their purchase of shares of RedChip common stock on July 20, 1999. Marcus Robins, Thomas Petersen and Douglas Sherk each delivered RedChip a note as consideration for the purchase of such shares in the respective amounts of $900,000, $75,000 and $35,000. In connection with our acquisition of RedChip, each of these RedChip officers and stockholders repaid their notes in full with interest at 7% from the date of the note through September 1, 2000 by delivering us shares of our common stock which they acquired in the merger. Mr. Robins delivered 210,535 shares of our common stock, Mr. Peterson delivered 17,544 shares of our common stock, and Mr. Sherk delivered 7,017 shares of our common stock, in full satisfaction of the note. These note stockholders also entered into contingent payment agreements which provided that upon the earlier of March 30, 2001 or at the time we participate in an underwritten public offering, a contingent amount of shares of our common stock will be delivered on March 31, 2000 as follows:
(i) if the shares of our stock which were delivered in satisfaction of the notes are valued (based on a 10 day trading average ending on March 30, 2001) at more than the amount of the respective note we will return to the note stockholders any shares which exceed the note amount, (ii) if the shares of our stock which were delivered to satisfy the note are valued (based on a 10 day trading average ending on March 30, 2001) at less than the amount of the respective notes, the holders of the notes will deliver additional shares in an amount equal to the shortfall, notwithstanding that the shares delivered to us will not exceed the aggregate number of shares of our stock which were delivered to the note stockholders at the closing of the RedChip merger.

         Marcus Robins has an additional note issued pursuant to an employment agreement entered into on July 20, 1999. The principal amount outstanding under the note at the time of the merger, including accrued interest, was $170,000. The note bears interest at a rate of 7%.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth, as of September 30, 2000, and as adjusted to reflect the sale of shares of common stock offered by the selling stockholders pursuant to this prospectus, information regarding the beneficial ownership of our common stock by:

         - all persons known by us to own beneficially 5% or more of our common stock;

         -        each of our directors;

         - the executive officers listed in the summary compensation table;

         - all directors and executive officers and 5% stockholders as a group; and

         -        the selling stockholders.

         Unless otherwise indicated the address of each stockholder on this table is c/o Freerealtime.com, Inc, 3333 Michelson Drive, Suite 430, Irvine, California 92612. A person has beneficial ownership of the shares if he has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options that are presently exercisable or will be become exercisable within 60 days.

         As of November 14, 2000, there were 15,215,818 shares of our common stock outstanding. To calculate a stockholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

                                                                                   NUMBER OF SHARES     SHARES BENEFICIALLY OWNED
                                                SHARES BENEFICIALLY     OWNED      BEING OFFERED          AFTER THE OFFERING
                                                -----------------------------      -------------          ------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                    NUMBER         PERCENT                          SHARES          PERCENT
------------------------------------                    ------         -------                          ------          -------
EXECUTIVE OFFICERS:

Brad G. Gunn (1)                                        2,913,353       19.0                 0         2,913,353          19.0
Geoffrey Moore (2)                                        525,000        3.0                 0           525,000           3.0
Scott L. Brown (3)                                        131,976        1.0                 0           131,976           1.0

DIRECTORS:

Ari R. Engelberg (4)                                        3,058        *                   0             3,058             *
David Gale (5)                                              3,780        *                   0             3,780             *
Stephen N. Livingston (6)                                 204,780        1.0                 0           204,780           1.0
Jonathan Mork (7)                                         435,451        3.0                 0           435,451           3.0
Marcus W. Robins (8)                                      534,840        4.0                 0           534,840           4.0
Byron C. Roth (9)                                       2,396,938       16.0                 0         2,396,938          16.0
Robert M. Werle (10)                                    2,166,667       14.0                 0         2,166,667          14.0
Ronald P. (Clancy) Woods (11)                               2,780        *                   0             2,780             *

5% STOCKHOLDERS:

Stuart Robson (12)                                        777,786        5.1                 0           777,786           5.0
Jefferies & Co.                                         1,904,762       12.5                 0         1,904,762             0
Roth Capital                                            2,130,211       14.0                 0         1,368,306           9.0

All Directors, Executive Officers And 5%
Stockholders As A Group (16 Persons) (13):             12,143,617       80.0                 0         9,476,950          62.3

NAME OF SELLING STOCKHOLDER:

Reggie Del Ponte                                           12,500          *            12,500                 0             *
Sheldon Drobny                                             19,047          *            19,047                 0             *
Estate Planning LP                                         20,000          *            20,000                 0             *
Millenium Hansen                                          299,122        2.0           190,476           108,646             *
Milton Honek                                                9,523          *             9,523                 0             *
Gregory Huston                                              9,523          *             9,523                 0             *
Phillip Hylander                                           95,238          *            95,238                 0             *
Jefferies & Co.                                         1,904,762       12.5         1,904,762                 0             *
Livingston Family Trust                                    75,000          *            75,000                               *
Martin Karlen Trust                                        50,000          *            50,000                 0             *
Thompson Kernaghan                                        476,190        3.1           476,190                 0             *
Simon Luk                                                  30,000          *            30,000                 0             *
David Maslen                                               95,238          *            95,238                 0             *
Dominic Man-Kit Lam                                        28,571          *            28,571                 0             *
Gordon McBean                                               6,250          *             6,250                 0             *
Neuropa Limited                                            19,047          *            19,047                 0             *
Pacific Challenge                                         100,000          *           100,000                 0             *
Pete Pallone                                              325,000        2.1           325,000                 0             *
Paradigm Group                                             19,047          *            19,047                 0             *
Mark Pierrepont                                            12,500          *            12,500                 0             *
Scott Richards                                              6,250          *             6,250                 0             *
Roth Capital                                            2,130,211       14.0           761,905         1,368,306           9.0
Taifair Securities                                         32,000          *            32,000                 0             *

                                                                                     NUMBER OF SHARES   SHARES BENEFICIALLY OWNED
                                                      SHARES BENEFICIALLY OWNED      BEING OFFERED        AFTER THE OFFERING
                                                      -------------------------      -------------        ------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                    NUMBER         PERCENT                          SHARES          PERCENT
------------------------------------                    ------         -------                          ------          -------
Ann & Edward Weston                                       7,800           *               7,800            0               *
Wilber Investments                                       12,000           *              12,000            0               *
TOTAL SHARES OFFERED:                                 5,794,819                       4,317,867


(1)      This amount includes 237,802 currently exercisable stock options.
(2) This amount reflects the number of shares Mr. Moore currently has the right to acquire pursuant to stock options, which are fully vested.
(3) This amount includes 31,976 shares of common stock which are owned by Mr. Brown as well as vested options to purchase 100,000 shares of common stock.
(4) This amount reflects the number of shares Mr. Engelberg currently has the right to acquire pursuant to vested stock options and also includes 556 shares which Mr. Engelberg has the right to acquire within sixty days.
(5) This amount includes 1,000 shares of common stock owned by Mr. Gale as well as 2,224 shares which Mr. Livingston currently has the right to acquire pursuant to currently exercisable stock options and 556 shares which Mr. Gale has the right to acquire within 60 days.
(6) This amount includes 127,000 shares held by the Livingston Trust, warrants to purchase 75,000 shares of common stock held by the Livingston Trust, 2,224 shares which Mr. Livingston currently has the right to acquire pursuant to currently exercisable stock options and 556 shares which Mr. Livingston has the right to acquire within 60 days.
(7) This amount reflects 82,807 shares owned by Mr. Mork, 108,646 shares owned by Millennium Hansen Internet Partners, 12,071 shares owned by Millennium Group, Inc., and 36,846 shares, which Mr. Mork currently has the right to acquire pursuant to vested stock options.
(8) Marcus Robins owns 458,170 shares directly, 2616 are held for the benefit of his three children and 55,055 shares. Mr. Robins currently has the right to acquire pursuant to vested stock options.
(9) This amount reflects 204,550 shares owned by the Roth Living Trust, 761,905 shares by Roth Capital Partners, 1,368,306 shares held by CR Financial Holdings, Inc., and 27,634 shares Mr. Roth currently has the right to acquire pursuant to vested stock options.
(10) This amount reflects 1,904,762 shares held by Jefferies and Company and 261,905 warrants to purchase shares of common stock.
(11) This amount reflects the number of shares Mr. Woods currently has the right to acquire pursuant to 2,224 vested stock options and 556 shares which Mr. Woods has the right to acquire within 60 days.
(12) The address for Stuart Robson is 1710-1171 W. Hastings Street, Vancouver, B.C. V6E2L3.
(13) This number includes 1,444,617 currently exercisable stock options for all directors and named executive officers of the Company and 270,238 warrants to purchase common stock.

*Less than 1%

                          DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock and provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to the provisions of our certificate and our bylaws. Copies of these documents have been filed with the Securities and Exchange Commission, or SEC.

         Our certificate of incorporation provides that we are authorized to issue 50,000,000 million shares of common stock, par value $.01 per share. As of November 14, 2000, there were 15,215,818 shares of common stock outstanding and held of record by approximately 248 stockholders. We are also authorized to issue 5,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are currently issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their shares alone. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors of legally available funds, subject to any preferences that may be applicable to any shares of preferred stock issued in the future. In the event of our liquidation, dissolution and winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and an interested stockholder and the sale of more than 10% of our assets. Although there are limited exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% of our voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. A Delaware corporation may opt out of the anti-takeover law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have [not] opted out of this provision of the anti-takeover law.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         Certain provisions of our certificate of incorporation, bylaws and Delaware corporate law could make the following more difficult:

         -        the acquisition of us by means of a tender offer;

         -        acquisition of us by means of a proxy content or otherwise; or

         -        the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provision are also designed to encourage person seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could increase their terms.

         Removal of Directors. Any member of our board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of a director.

         Filling of Vacancies on the Board of Directors. Our bylaws provide that newly created directorships resulting from any increase in the number of directors and any vacancies on the board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the board will shorten the term of any incumbent director. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees.

         Special Stockholders' Meetings. Our bylaws provide that a special meeting of stockholders may be called by the President or the Secretary at the request in writing of a majority of our board of directors. A special meeting or our stockholders may also be called by our stockholders, provided that it is done in writing by stockholders owning a majority of our capital stock issued and outstanding, and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

         Right to Act By Written Consent. The business permitted to be conducted at any special meeting of stockholders is limited to the business discussed in the notice of the special meeting which we send to our stockholders. Moreover, our certificate provides that any action taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. The provisions of our certificate and bylaws prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting stock from unilaterally using the written consent procedure to take stockholder action. Furthermore, a stockholder could not force stockholder consideration of a proposal over the opposition of the our board by calling a special meeting of stockholders prior to the time the board believes such consideration to be appropriate.

         Notice of Stockholder Meetings. Our bylaws require that whenever stockholders are required or permitted to take an action at a meeting a written notice of the meeting shall be given to each stockholder not less than ten nor more than sixty days before the date of the meeting. Such notice must state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

         Amendment of the Certificate and Bylaws. The certificate provides that any provisions of the certificate may be amended, altered, changed or repealed by an affirmative vote of the board or the stockholders, except an affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock is required for the provisions which address the following actions:

         -        amending or altering the bylaws;

         -        stockholder actions; and

         -        amending or altering the certificate.

         In addition, the certificate provides that stockholders may amend or repeal a provision of the bylaws, at either a regular or special meeting of the stockholders, with an affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock. The certificate and the bylaws also invest the board of directors with the power to alter, amend or repeal the bylaws at any regular or special meeting of the board. In order to amend the bylaws at a special meeting of the board or the stockholders, the bylaws require that the notice of the special meeting contains a description of the proposed alteration to the bylaws.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Our certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under the Delaware General Corporation Law, our directors have a fiduciary duty to us that is not eliminated by this provision of our certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware General Corporation Law for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware General Corporation Law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

         The Delaware General Corporation Law provides further that any indemnification will not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of ours or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have liability insurance for our officers and directors.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of common stock in the public market following the sale of shares by the selling stockholders under this registration statement could adversely affect the market price of the common stock and adversely effect our ability or raise capital at a time and on terms favorable to us.

         Of the 15,215,818 shares outstanding as of November 14, 2000 the shares sold by the selling stockholders under this registration statement, along with the other shares already freely trading on the OTC Bulletin Board, will be freely tradable without restriction in the public market unless such shares are held by "affiliates," as that term is defined in Rule 144(a) under the securities Act. For purposes of Rule 144 an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The remaining shares of our common stock to be sold in the public market upon expiration of specified holding period under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144.

         Holders of approximately 4,317,867 million shares of common stock are entitled to registration rights with respect to such shares for resale under the Securities Act. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, these sales could have an adverse effect on the market price for the common stock.

LOCK-UP ARRANGEMENTS

         In connection with our acquisition of RedChip, certain of our executive officers and directors and certain other stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period 360 days after August 18, 2000 without our prior written consent.

                              PLAN OF DISTRIBUTION

         The shares of common stock offered by the selling stockholders may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the OTC Bulletin Board or in private transactions. In addition to the sale of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933.

         We are registering the shares of common stock on behalf of the selling stockholders. From time to time one or more of the selling stockholders may transfer, pledge, donate or assign such selling stockholders' shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholders" for purposes of this prospectus. The number of selling stockholders' shares of common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign shares of common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be a selling stockholder under this prospectus.

         The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed underwriters within the meaning of the Securities Act of 1933, and any discounts, commission or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of the purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents.

                              ABOUT THIS PROSPECTUS

         References in this prospectus to "Freerealtime" "FRTI," "we," "our" and "us" are to Freerealtime.com, Inc., a Delaware corporation, and its consolidated subsidiaries. The name Freerealtime and the FRTI logo are trademarks that belong to us. This prospectus also contains the names of other entities which are the property of their respective owners.

         We are the surviving entity of a merger that took place in September of 1998 between Pub Singin', a Colorado corporation and First International Financial Corporation, a Delaware corporation. Immediately prior to the merger, Pub Singin' changed its name to "Freerealtime.com, Inc." Pub Singin' was incorporated in Colorado in May of 1989. We reincorporated in Delaware in November of 1999.

         Our principal executive offices are located at 3333 Michelson Drive, Suite 430, Irvine, 92612. Our telephone number is (949) 833-2959. Our internet address is www.freerealtime.com. This internet address is provided for information purposes only and is not intended to be useable as a hyperlink. The information at this internet address is not part of this prospectus.

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock to be sold by the selling stockholders pursuant to this registration statement will be passed upon for us by Latham & Watkins, Costa Mesa, California.

                                     EXPERTS

         Our consolidated financial statements as of March 31, 2000 and 1999, and each of the years in the three year period ended March 31, 2000, included herein and in the registration statement in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold by the selling stockholders under this registration statement. This prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold by the selling stockholders under this registration statement, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference.

         You may read and copy all or any portion of the registration statement or any other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov). We also file periodic reports, proxy statements and other information with the SEC.

                             FREEREALTIME.COM, INC.

                          INDEX TO FINANCIAL STATEMENTS

Report of KPMG LLP...................................................    F-2
Balance Sheets.......................................................    F-3
Statements of Operations.............................................    F-4
Statements of Stockholders' Equity...................................    F-5
Statements of Cash Flows.............................................    F-6
Notes to Financial Statements........................................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Freerealtime.com, Inc. and Subsidiary:

         We have audited the accompanying consolidated balance sheet of Freerealtime.com, Inc. and subsidiary (the Company) as of March 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards. require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Freerealtime.com, Inc. and subsidiary as of March 31, 1999 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/  KPMG LLP

Orange County, California
June 8, 2000

                             FREEREALTIME.COM, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)



                                                                                     MARCH 31,          SEPTEMBER 30,
                                                                                1999        2000            2000
                                                                                ----        ----            ----
                                                                                                          UNAUDITED
                                     ASSETS
Current assets:
    Cash and cash equivalents                                                 $   493       $ 2,501       $ 5,609
    Accounts receivable, net of allowance for doubtful
      accounts of $66, $166, and $478 at March 31,
      1999 and 2000 and September 30, 2000, respectively                          358         1,322         1,673
    Prepaid expenses and other current assets                                       8           564           680
                                                                              -------       -------       -------
         Total current assets                                                     859         4,387         7,962
Property, plant and equipment, net                                                265           886         2,242
Goodwill, net of Amortization                                                      --            --        18,572
Other assets, net                                                                   8           333           618
                                                                              -------       -------       -------
                                                                              $ 1,132       $ 5,606       $29,394
                                                                              =======       =======       =======

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Current installments of note payable to bank                                   70            15            --
    Current installments of loan payable to shareholders                            3            --           134
    Current portion of capital lease obligations                                   11            26            20
    Trade accounts payable                                                      2,078         4,815         4,567
    Advances payable                                                              250            --            --
    Accrued expenses                                                               44            24           562
    Deferred revenue - short term                                                  79           494           701
                                                                              -------       -------       -------
         Total current liabilities                                              2,535         5,374         5,984
                                                                              -------       -------       -------

    Deferred revenue - long term
    Note payable to bank, excluding current portion                                12            --            --
    Notes payable to stockholders, excluding current portion                       38            12            --
    Capital lease obligations, net of current portion                               8            25            78

Stockholders' deficit:
    Preferred stock, no par value, 5,000,000 shares authorized;
      no shares issued and outstanding                                             --            --            --

    Common stock, no par value 50,000,000 shares authorized; 6,537,990,
      7,213,670 and 15,450,914 (unaudited) issued and outstanding at
      March 31, 1999 and 2000 and September 30, 2000, respectively              1,550         7,708        34,295
    Treasury stock, 235,096 common shares at September 30, 2000                    --            --        (1,085)
    Accumulated deficit                                                        (2,807)       (7,187)       (9,846)
    Unearned Compensation                                                        (204)         (326)          (32)
                                                                              -------       -------       -------
         Total Stockholders' Equity (deficit)                                  (1,461)          195        23,332
                                                                              -------       -------       -------
Commitments and contingencies                                                 $ 1,132       $ 5,606       $29,394
                                                                              =======       =======       =======


          See accompanying notes to consolidated financial statements.

                             FREEREALTIME.COM, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                      SIX MONTHS ENDED
                                                                                                        SEPTEMBER 30,
                                                         MARCH 31,     MARCH 31,     MARCH 31,      ---------------------
                                                           1998           1999          2000        1999             2000
                                                           ----           ----          ----        ----             ----
                                                                                                         (UNAUDITED)
Revenues:
   Advertising revenue............................     $       25     $      631    $    4,751      $    1,284   $    3,679
   Subscription revenue...........................             30            586         1,788           1,192        1,073
   Web host and co-brand revenue..................             --            179           659             364          296
   Service revenue................................             --             --            --              --          731
                                                       ----------     ----------    ----------      ----------   ----------
Total revenues....................................             55     $    1,396    $    7,198           2,840   $    5,779
Cost of revenues..................................             37          2,567         5,507           2,830        2,306
                                                       ----------     ----------    ----------      ----------   ----------
         Gross profit (loss)......................             18         (1,171)        1,691              10        3,473
                                                       ----------     ----------    ----------      ----------   ----------
General, administrative, selling and development
   expenses.......................................            168          1,016         4,717           1,674        5,147
Non-cash charge -- stock option grants............             --            316         1,425             543          193
Amortization of Goodwill..........................             --             --            --              --          760
Merger Expenses...................................             --             --            --              --          114
                                                       ----------     ----------    ----------      ----------   ----------
         Total general, administrative, selling and
           development expenses...................            168          1,332         6,142           2,217        6,214
                                                       ----------     ----------    ----------      ----------   ----------
         Operating loss...........................           (150)        (2,503)       (4,451)         (2,207)      (2,741)
Interest income...................................             --              4            91
Interest expense..................................             11            (22)          (20)              9          (82)
                                                       ----------     ----------    ----------      ----------   ----------
         Net loss.................................     $     (161)    $   (2,521)   $   (4,380)     $   (2,216)  $   (2,659)
                                                       ==========     ==========    ==========      ==========   ==========
Basic and diluted loss per common share...........     $    (0.04)    $    (0.45)   $    (0.69)     $    (0.37)  $    (0.29)
                                                       ==========     ==========    ==========      ==========   ==========
Common shares used in computing basic and diluted
   per share amounts..............................      4,447,635      5,601,073     6,392,543       5,946,468    9,323,100
                                                       ==========     ==========    ==========      ==========   ==========

          See accompanying notes to consolidated financial statements.

                             FREEREALTIME.COM, INC.
                                 AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    COMMON
                                                    SHARES      COMMON      ACCUMULATED    TREASURY      UNEARNED
                                                 OUTSTANDING    STOCK         DEFICIT       STOCK      COMPENSATION      TOTAL
                                                 -----------    -------     -----------    --------    ------------    ---------
Balance at March 31, 1997                         4,176,066         104          (125)           --           --            (21)
FIFC-Alberta stock offerings                        368,924          36            --            --           --             36
Net loss                                                 --          --          (161)           --           --           (161)
                                                 ----------     -------     ---------       -------        -----       --------
Balance at March 31, 1998                         4,544,990         140          (286)           --           --           (146)
FIFC-Delaware stock offering                        215,000         215            --            --           --            215
Shares issued to acquire FreeRealTime.com,
   Inc. (the former Pub Singin', Inc.) with
   a fair value of $528, net of effects of
   recapitalization                                 528,000          --            --            --           --             --
Stock offering, net of issuance costs of
     $575                                         1,250,000         675            --            --           --            675
Issuance of options as compensation, net of
   amortization                                          --         520            --            --         (204)           316
Net loss                                                 --          --        (2,521)           --           --         (2,521)
                                                 ----------     -------     ---------       -------        -----       --------
Balance at March 31, 1999                         6,537,990       1,550        (2,807)           --         (204)        (1,461)

Stock offering, net of issuance costs of
$522                                             1,035,934        4,392            --            --           --          4,392
Cancellation of shares                            (773,992)          --            --            --           --             --
Exercise of options                                413,738          219            --            --           --            219
Issuance of options as compensation, net
   of amortization                                      --        1,547            --            --         (122)         1,425
Net loss                                                                       (4,380)           --           --         (4,380)
                                                ----------      -------     ---------       -------        -----       --------
Balance at March 31, 2000 (unaudited
   September 2000 quarter)                       7,213,670        7,708        (7,187)           --         (326)           195

Stock offerings, net of issuance costs of
  $1,764                                         3,850,635        8,419                          --                       8,419
Exercise of options                                386,684          112                                                     112
Acquisition of RedChip.com, Inc.                 3,999,925       17,200                          --                      17,200
Extinguishment of Shareholder Notes Receivable    (235,096)                                  (1,085)                     (1,085)
Options and warrants issued in acquisition                          252                                                     252
Issuance of options as compensation, net
   of amortization                                      --          604                                      294            898
Net loss                                                --                     (2,659)           --                      (2,659)
                                                 ----------     -------     ---------       -------         ----       --------
Balance at September 30, 2000 (unaudited)        15,215,818     $34,295     $  (9,846)      $(1,085)        $(32)      $ 23,332
                                                 ==========     =======     =========       =======         ====       ========

          See accompanying notes to consolidated financial statements.

                             FREEREALTIME.COM, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                                            SIX MONTHS ENDED
                                                                              YEARS END MARCH 31,             SEPTEMBER 30,
                                                                       -----------------------------        ------------------
                                                                       1998         1999        2000        1999          2000
                                                                       ----         ----        ----        ----          ----
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
     Net loss                                                      $    (161)     $ (2,521)   $ (4,380)   $ (2,216)   $ (2,659)
     Adjustments to reconcile net loss to net cash provided by
       operating activities:
       Depreciation and amortization                                       7            47         122          51         177
          Provision for doubtful accounts                                 --            66         150          54         260
          Non-cash charge - stock options                                 --           316       1,425         543         193
          Receivables                                                     13          (424)     (1,116)       (572)       (388)
          Prepaid expenses and other assets                               --           (15)       (881)       (690)       (340)
          Amortization of goodwill
       Trade accounts payable and accrued liabilities                      6         2,078       2,750       2,121         760
       Unearned revenue                                                   --            79         415         523      (1,717)
                                                                   ---------      --------    --------    --------        (463)
             Net cash used by operating activities                      (135)         (374)     (1,515)       (186)   --------
                                                                   ---------      --------    --------    --------      (4,177)
Cash flows from investing activities:                                                                                 --------
       Cash paid on acquisition, net of goodwill                          --            --          --          --       (700)
       Capital expenditures                                              (24)         (246)       (743)       (127)      (694)
                                                                   ---------      --------    --------    --------   --------
             Net cash used in investing activities                       (24)         (246)       (743)       (127)    (1,394)
                                                                   ---------      --------    --------    --------   --------
Cash flows from financing activities:
       Advances payable                                                   --           250        (250)       (250)        --
       Repayments of long-term debt                                      144           (75)        (72)        (33)       (21)
       Prepayments of short-term debt
       Proceeds from issuance of common stock                             36           965       5,133        (446)    10,295
       Stock issuance costs                                               --           (75)       (522)        (28)    (1,058)
       Increase (decrease) in note payable to shareholder                 27            (7)        (23)      4,179       (709)
                                                                   ---------      --------    --------    --------        172
             Net cash provided by financing activities                   207         1,058       4,266       3,422   --------
                                                                   ---------      --------    --------    --------      8,679
             Net increase in cash                                         48           438       2,088       3,109   --------
Cash at beginning of year                                                  7            55         493         493
                                                                   ---------      --------    --------    --------      3,108
Cash at end of year                                                $      55      $    493    $  2,501    $  3,602
                                                                   =========      ========    ========    ========      2,501
Supplemental disclosure of cash flow information:                                                                    --------
       Cash paid during the year for:
             Interest                                              $      --      $     18    $     17    $     11   $  5,609
                                                                   =========      ========    ========    ========   ========
Supplemental disclosure of noncash investing and financing
  activities:
       Borrowings related to the acquisition of assets             $      --      $     22    $     51    $     44   $     17
                                                                   =========      ========    ========    ========   ========
       Unearned compensation related to stock options                     --           520       1,547          76         --
                                                                   =========      ========    ========    ========   ========
       Common stock issued to pay for stock issuance fees                -0-           500          84                     (3)
                                                                   =========      ========    ========    ========   ========
       Stock issued to acquire company                                    --            --          --          --     17,200
                                                                   =========      ========    ========    ========   ========
       Stock returned to extinguish notes receivable                      --            --          --          --      1,085
                                                                   =========      ========    ========    ========   ========

          See accompanying notes to consolidated financial statements.

                             FREEREALTIME.COM, INC.
                                 AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            MARCH 31, 1999 AND 2000
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)      BUSINESS DESCRIPTION AND ORGANIZATION

         FreeRealTime.com, Inc. ("the Company" or "FreeRealTime.com") is a web based provider of real-time financial market information services and analytical tools. The Company has a free web site and web site which is accessible only to paid subscribers. The Company derives its revenues from the sale of advertising space on its free web site, from the sale of email marketing campaigns and from the collection of subscription and transaction fees.

         FreeRealTime.com. Inc., is the result of a merger in September 1998 between our predecessor company, FIFC-Delaware and FreeRealTime.com, Inc., a public company located in the State of Colorado ("FreeRealTime -- Colorado") (previously incorporated as Pub Singin', Inc. on May 3, 1989). Prior to the merger, FreeRealTime.com, Inc. had approximately 528,000 shares of common stock issued and outstanding (after giving effect to a 5-for-1 reverse stock split) and FIFC-Delaware had approximately 4,760,000 shares of common stock issued and outstanding. Pursuant to the merger agreement, all shares of FIFC-Delaware were exchanged on a 1-for-1 basis for shares of FreeRealTime.com, Inc.

         Accordingly, following the merger the former shareholders of FIFC-Delaware held approximately a 90% controlling interest in FreeRealTime.com, Inc. From the period of its inception through the time of its merger with FIFC-Delaware, Pub Singin had no business operations and sustained minimal losses each year. The Company's business began in Canada through FIFC-Alberta. FIFC-Alberta was originally named Divitae Financial Corporation and was formed in July 1994 under the laws of Alberta, Canada by founder Brad Gunn. Mr. Gunn formed FIFC-Alberta as an investment vehicle for his family but the company never conducted any business operations until April 1996, when Divitae Financial Corporation changed its name to First International Financial Corporation. At that time, FIFC-Alberta sold capital stock in several private placements and began to develop its Internet business.

         FIFC-Delaware was formed on June 25, 1997 under the laws of the State of Delaware under the name First International USA Corp. with the intent of moving the business of FIFC-Alberta into the United States and into an entity governed by the laws of the State of Delaware. FIFC-Delaware did not have any business operations until July 31, 1998 when FIFC-Delaware acquired 566,689 shares of common stock of FIFC-Alberta, representing all of the outstanding capital stock, from the stockholders of FIFC-Alberta. FIFC-Delaware issued, in the aggregate, 4,544,990 shares of common stock in a private placement to the stockholders of FIFC-Alberta in exchange for their shares of FIFC-Alberta. As a result of the foregoing acquisition, FIFC-Alberta became a wholly-owned subsidiary of FIFC-Delaware.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS COMBINATIONS AND BASIS OF PRESENTATION

         The combination between FIFC-Delaware and Pub Singin', Inc. was accounted for as a recapitalization. The increase in common stock for the fair value of the shares issued was treated as a reduction of capital. The combination between FIFC-Delaware and FIFC-Alberta was a combination between commonly controlled corporations and has been accounted for using the "as if pooling" method of accounting. The accompanying financial statements have been restated as if the pooling took place at the beginning of the earliest year presented. All share and per share information has been retroactively restated for the effects or all stock splits and share exchanges. All intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

FOREIGN CURRENCY

         The financial statements of the Canadian subsidiary are measured using the local currency as the functional currency. Assets and liabilities of the Canadian subsidiary are translated using the rate of exchange at the balance sheet date. Income and expense items are translated at the average rate of exchange during each period. Translation gains and losses are nil. Foreign currency transaction gains and losses are included in income currently and were minor in 1998, 1999 and 2000.

REVENUE RECOGNITION

         Advertising revenues are recognized during the period the advertising is displayed. Subscription fees are recognized on a straight-line basis over the subscription period. Co-Branding and web hosting revenues are recognized during the period the related advertising is displayed, at the time the real-time quotes are served, or on a straight-line basis over the subscription period. Sales commissions earned by a third party agent on advertising sales are charged to selling expense and totaled $1,217,486 in fiscal 2000.

CASH AND CASH EQUIVALENTS

         For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At March 31, 1999, $50 of the Company's cash and cash equivalents balance was restricted in accordance with the Company's collateralized bank loan.

PLANT AND EQUIPMENT

         Plant and equipment are stated at cost. Depreciation has been provided on a straight-line basis over periods ranging from 5 to 7 years.

LONG LIVED ASSETS

         Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

ADVERTISING, START-UP COSTS AND DEVELOPMENT COSTS

         The Company charges all advertising costs, start-up costs and development costs to expense as incurred. Selling expenses of the Company include advertising and promotion costs of approximately $13, $12 and $0 for the years ended March 31, 1998, 1999 and 2000, respectively.

SOFTWARE DEVELOPMENT COSTS FOR INTERNAL USE SOFTWARE

         Commencing on April 1, 1999, the Company began applying the provisions of AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." No software or web-site development costs qualified for capitalization in fiscal 1999 or fiscal 2000.

STOCK BASED COMPENSATION

         The Company measures the compensation cost of employee stock option plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company makes pro forma disclosures of net loss and loss per share as if the fair value method prescribed by Statement of Financial Accounting Standards No. 123 had been applied.

INCOME TAXES

         Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

EARNINGS PER SHARE

         Basic and diluted earnings per share have been retroactively restated to give effect to stock splits and the Company's business combination accounted for using the "as if pooling" method.

OTHER COMPREHENSIVE INCOME

         Net income and other comprehensive income are substantially identical for all periods presented because foreign currency translation adjustments are nil.

BUSINESS SEGMENT REPORTING

         The Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" effective in the fiscal year ended March 31, 1999. SFAS No. 131 establishes new standards for reporting information about business segments and related disclosures about products, geographic areas and major customers, if applicable. Management of the Company has determined that it operates in only one reportable business segment. The Company does not have any individually significant customers. Substantially all sales are derived from customers located in the United States.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company believes that the fair value of its financial instruments approximates their recorded historical cost due to the short term maturities of the instruments and where applicable, the similarity of stated interest rates with market rates.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 modifies the accounting for derivative and hedging activities and is effective for fiscal years beginning after June 15, 2000. Since the Company and its subsidiaries do not presently invest in derivatives or engage in hedging activities, SFAS No. 133 should not impact the Company's financial position or results of operations.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company adopted SOP 98-1 effective April 1, 1999. The adoption of SOP 98-1 required the Company to modify its method of accounting for software. The Company believes the impact of SOP 98-1 to be minor.

         In April 1998, The American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company adopted SOP 98-5 effective April 1, 1999. Based on information currently available, the Company does not expect the adoption of SOP 98-5 did not have a significant impact on the Company's financial position or results of operations.

         In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" as amended by Staff Accounting Bulletins No. 101 A and 101 B. These bulletins summarize certain of the staff's views about applying generally accepted accounting principles to revenue recognition in financial statements. The Company will be required to follow the guidance in SAB101 no later than its fourth quarter of 2001, with restatement of earlier quarters in 2001 required, if necessary. The SEC has recently issued further guidance with respect to adoption of specific issues addressed by SAB 101. The Company is currently assessing the impact, if any, SAB101 may have on its consolidated financial position or results of operations.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25 ("FIN 44"). This Interpretation clarifies the definition of employee for purposes of applying Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employee ("APB 25"), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. We adopted FIN 44 during the quarter ended September 30, 2000. This adoption did not have a material effect on our consolidated financial position or results of operations.

(3)      PROPERTY, PLANT AND EQUIPMENT

         A summary of the Company's property, plant and equipment follows:

                                                                   September 30,
                                                 1999     2000         2000
                                                -----    ------    -------------
                                                                    (unaudited)
          Computer hardware and software.....   $  323    $1,018       $2,342
          Office equipment...................       10        33           50
          Furniture and fixtures.............       --        25          377
                                                ------    ------       ------
                                                   333     1,076
             Less accumulated depreciation
               and amortization..............      (68)     (190)        (527)
                                                ------    ------       ------
                                                $  265    $  886       $2,242
                                                ======    ======       ======

(4)      LONG-TERM DEBT

         Long-term debt consists of the following:

                                                                                       September 30,
                                                                     1999     2000          2000
                                                                     ----     ----     -------------
                                                                                        (unaudited)
Collateralized bank loan, bearing interest at the rate of
  bank's prime rate plus 4%. Interest only payments until
  June 30, 1998. Commencing June 1, 1998, principal payments
  of $6 plus interest monthly for 36 months......................... $ 82     $ 12          $-0-
Unsecured shareholder loan, bearing interest at the rate of
  10%. Interest only payments until maturity. Matures on
  April 24, 2001....................................................   41       15           -0-
Capital Lease Obligations...........................................   19       51            98
                                                                     ----     ----          ----
          Total long-term debt......................................  142       78            98
Less current installments of long-term debt.........................   84       41            20
                                                                     ----     ----          ----
Long-term debt, excluding current installments...................... $ 58     $ 37          $ 78
                                                                     ====     ====          ====

         Under the terms of the collateralized bank loan, the Company is required to meet certain non-financial covenants and ratios. The Company was in compliance with all covenants and ratios at March 31, 2000 and 1999.

         Annual maturities of long-term debt for the next five years for the period ended March 31 are as follows:

                                       2000
                                       ----
2001.............................     $  15
2002.............................        12
2003.............................         0
2004.............................         0
2005.............................         0
                                      -----
                                      $  27
                                      =====

(5) INCOME TAXES

         The Company has no significant net, taxable temporary differences which would require recognition of deferred tax liabilities and, due to the uncertainty of future realizability, has recorded a valuation allowance against all deferred tax assets for deductible temporary differences and tax operating loss carryforwards. The Company increased its valuation allowance by approximately $273 and $2,799, respectively, for the years ended March 31, 1999 and 2000, primarily as a result of the increase in tax operating loss carryforwards.

         The Company has had losses since inception and therefore has not provided for income taxes. At March 31, 1999 and 2000, respectively, the Company has net operating loss carryforwards of approximately $2.5 and $.273 million and $1.7 and $.273 million for both Federal and state income tax reporting purposes which begin to expire in 2011 and 2004, respectively. The Company also has Canadian net operating loss carryforwards of $3.2 million which expire between 2004 and 2007. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards.

         Significant components of the Company's deferred income tax assets are as follows:

                                                     1999       2000
                                                     -----     -------
              Net operating loss carryforwards....   $ 273     $ 2,475
              Deferred compensation...............      --         451
              Other...............................      --         146
                                                     -----     -------
                                                       273       3,072
              Valuation allowance.................    (273)     (3,072)
                                                     -----     -------
              Net deferred tax assets.............   $  --     $    --
                                                     =====     =======

         Due to the uncertainty surrounding the realization of the benefits of the net operating loss carryforward, the Company has established a valuation allowance for all of its deferred tax asset as of March 31, 1999 and 2000. In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In addition, the utilization of the net operating loss carryforwards may be limited due to restrictions imposed under applicable Federal and state tax law due to a change in ownership.

(6)      SHAREHOLDERS' EQUITY

SALES OF UNREGISTERED SECURITIES

         FIFC-Delaware merged with FreeRealTime.com (formerly Pub Singin) in September 1998. Prior to the merger, FIFC-Delaware had completed two issuances of its common stock. The first occurred in July 1998. FIFC-Delaware, whose shareholders were identical to those of FIFC-Alberta, issued approximately 8 shares of FIFC-Delaware common stock to acquire each outstanding common share of FIFC-Alberta. FIFC-Delaware issued a total of 4,544,990 shares of common stock in this exchange. All share amounts prior to this acquisition reflect the 8-for-1 share exchange. This share exchange relied on the registration exemption in Section 4(2) of the Securities Act of 1933 (the "1933 Act") to issue those shares without registration. As a result of this acquisition, each shareholder of FIFC-Alberta became a shareholder of FIFC-Delaware and FIFC-Delaware became the sole shareholder of FIFC-Alberta, making FIFC-Alberta a wholly-owned subsidiary of FIFC-Delaware. In August 1998, FIFC-Delaware issued 215,000 shares of its common stock at $1.00 per share for a total of $215. FIFC-Delaware relied on the registration exemption in Section 4(2) of the 1933 Act to issue these shares without registration.

         In September 1998, FIFC Delaware acquired the company formerly known as Pub Singin (Pub Singin changed its name to FreeRealTime.com, Inc. just prior to the acquisition). To complete the acquisition, FIFC Delaware issued 528,000 shares of common stock with a market value of $528 to acquire all of the common stock belonging to the former Pub Singin shareholders. The increase in common stock for the fair value of the shares issued was offset by a reduction in capital to consider the nil value of the assets acquired. The acquisition described above was accounted for as a recapitalization. Accordingly, the accompanying Consolidated Statements of Operations do not include any revenues or expenses related to Pub Singin prior to the closing date.

         In October 1998, the Company offered 1 million shares of common stock in FreeRealTime.com, Inc. The aggregate offering price for the issuance was $1,000. The Company relied on the registration exemption in Rule 504 of the 1933 Act to issue these units without registration. Three investors purchased a total of 750,000 shares for $750 (less issuance costs of $75 paid in cash). In addition, the Company issued 500,000 shares of common stock with a fair market value of $500 as stock issuance costs which had no net effect on stockholders' equity.

         In June and July 1999, the Company offered at $4.00 per unit a total of 1,250,000 units consisting of one share of common stock and one warrant to purchase and additional share of common stock at $4.75. Seven investors elected to participate and 182,500 units were sold for a total of $730,000 (less issuance costs of $96,000 paid in cash). We relied on the registration exemption in Section 4(2) of the 1933 Act to issue these units without registering the underlying securities. No underwriters were involved in this offering.

         In September and October 1999, the Company offered a total of 1,200,000 shares of common stock at $5 per share. Twenty-one investors purchased 836,700 shares for a total purchase price of $4,183,500 (less costs incurred of $426,000, a portion of which was paid with 16,734 shares of common stock in lieu of cash). Of the total proceeds raised, $3,449,000 (689,800 shares) was raised in September and $734,500 (146,900 shares) was raised in October. We relied on the registration exemption in Section 4(2) of the 1933 Act to issue these shares. No underwriters were involved in this offering.

         In November 1999, the Company entered into an agreement with certain stockholders for the resolution of outstanding matters pursuant to which the stockholders returned an aggregate of 773,992 shares of common stock for cancellation.

STOCK OPTION PLAN

         As of March 31, 1999 and 2000, the Company had the 1999 Equity Incentive Plan and an individual Non-Qualified Stock Option Plan for each employee and consultant who was granted Non-Qualified options outside the 1999 Equity Incentive Plan. Stock options are granted at the discretion of the Board of Directors. Options vest at varying rates from the date of grant up to 36 months. Compensation expense, related to stock options granted with exercise prices below fair market value, are amortized over the option vesting period. Options expire at varying rates of up to 36 months from the date of grant. The total number of options exercisable as of March 31, 1999 and 2000 was 300,000 and 1,932,000, respectively, with a weighted average exercise price of $1.06 and $2.02.

         Option compensation expense in fiscal 1999 for consultants and employees/directors was $1 and $315, respectively. Compensation expense in fiscal 2000 for consultants and employees/directors was $552 and $872, respectively. Compensation for consultants in 2000 was calculated using a risk free interest rate of 5.05%, no stock dividend yield, an expected life of 28 to 36 months and an expected volatility of 20% for options granted before the Company commenced public reporting and an expected volatility of 74% after public reporting commenced.

         The following tables summarize the Company's option activity:


                                                                              WEIGHTED-AVERAGE
                                                                  NUMBER OF    EXERCISE PRICE
                                                                   OPTIONS       PER OPTION
                                                                -----------   ----------------
                 Outstanding at March 31, 1998..............            --             --
                   Granted..................................      1,436,000        $ 1.02
                                                                -----------
                 Outstanding at March 31, 1999..............      1,436,000          1.02
                   Granted..................................      1,745,000          4.11
                   Exercised................................       (414,000)         0.34
                   Forfeited................................       (117,000)         5.96
                                                                -----------
                 Outstanding at March 31, 2000..............      2,650,000        $ 2.90
                   Granted (unaudited)......................      1,197,000          4.76
                   Exercised (unaudited)....................       (402,000)         0.41
                   Forfeited (unaudited)....................       (268,000)         5.70
                                                                -----------        ------
                 Outstanding at September 30, 2000
                  (unaudited)...............................      3,177,000        $ 3.68
                                                                ===========        ======

                                              OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                               -------------------------------------------------   -----------------------------
                                    NUMBER      WEIGHTED-AVERAGE     WEIGHTED-                      WEIGHTED-
                RANGE OF        OUTSTANDING AT     REMAINING         AVERAGE        NUMBER OF        AVERAGE
             EXERCISE PRICES    MARCH 31, 2000  CONTRACTUAL LIFE  EXERCISE PRICE      SHARES      EXERCISE PRICE
           -----------------   ---------------  ----------------  --------------   -----------    --------------
           $  .10 -- 1.25        1,070,000         1.08               $0.79          1,010,000        $0.78

             2.00 -- 3.00          584,000         2.18                2.55            524,000         2.50

             3.20 -- 4.50          550,000         1.97                4.00            284,000         3.93

             5.00 -- 7.50          315,000         2.12                6.53            114,000         6.00

             8.00 --12.00          131,000         1.84                8.17                -0-         8.00
                                 ---------                                           ---------
          Total                  2,650,000         1.67               $2.90          1,932,000        $2.02
                                 =========                                           =========


         The following table presents pro forma information as if the Company had recorded compensation cost using the fair value method of SFAS No. 123 for the issued stock options using the minimum value valuation model:

                                                                         YEAR ENDED
                                                                -------------------------------
                                                                MARCH 31, 1999   MARCH 31, 2000
                                                                --------------   --------------
          Net loss:
            As reported                                            $(2,521)          $(4,380)
            Assumed stock compensation cost                             (5)             (148)
                                                                   -------           -------
               Pro forma, adjusted                                 $(2,526)          $(4,528)
                                                                   =======           =======
          Net loss per share:
            Basic and diluted loss per share as reported             (0.45)            (0.69)
            Basic and diluted loss per share on a pro forma
               basis                                                 (0.45)            (0.71)
                                                                   =======           =======

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted-average assumptions: risk-free interest rate of 5.5% in 1999 and ranging from 5.5% to 6.5% in 2000; no stock dividend yield; expected lives of 6 months in 1999 and approximately 18 to 48 months in 2000, and a volatility of 0% in 1999 and 67% in 2000. The average fair value of options granted amounted to $0.02 and $0.06 per option granted in 1999 and 2000, respectively.

(7)      COMMITMENTS AND CONTINGENCIES

LEASES

         The Company is obligated under various capital leases for computer hardware that expire at various dates during the next two years. At March 31, 2000, the gross amount of computer hardware and related accumulated amortization recorded under capital leases are as follows:

                                                          2000
                                                          ----
         Computer hardware..........................    $   93
         Less accumulated amortization..............       (40)
                                                        ------
                                                        $   53
                                                        ======

         Amortization of assets held under capital leases is included with depreciation expense.

         The Company also has two noncancelable operating leases for buildings, one that expires in 2000 and another that expires in 2005. Future minimum lease payments under the noncancelable operating leases (with initial or remaining terms in excess of one year) and future minimum capital lease payments as of March 31, 2000 are:

                                                                  CAPITAL   OPERATING
                                                                  LEASES     LEASES
                                                                  ------     ------
            2001..............................................    $  34      $   75
            2002..............................................       29          63
            2003..............................................                   63
            2004..............................................                   63
            2005..............................................                   41
                                                                  -----      ------
                      Total minimum lease payments............       63      $  305
                                                                  =====      ======
            Less amount representing..........................       12
                                                                  -----
                      Present value of net minimum capital
                        lease payments........................       51
            Less current installments of obligations under
              capital leases..................................       26
                                                                  -----
                                                                  $  25
                                                                  =====

         Total rental expense, including month-to-month rentals, approximated $34 and $119 in 1999 and 2000 and $99 for the six months ended September 30, 2000 (unaudited).

CONTINGENT LIABILITY

         As of this date, the Company has an outstanding issue with the American Stock Exchange as to the amount of past due obligations of the Company. The Company believes that it has accrued the proper amount of expense in these financial statements pertaining to its obligations pursuant to this vendor relationship. However, this issue may result in an additional liability that the Company believes will not exceed $300,000 above and beyond what has already been accrued.

(8)      SUBSEQUENT EVENTS

         In June 2000, the Company had one offering of its common stock. In the offering, the Company offered 59,603 shares of its common stock at $4.50 per share. Eleven investors purchased 40,268 shares for a total purchase price of $181,206 (less estimated costs incurred of $10,000). The Company relied on an exemption from registration in Section 5 of the United States Securities Act of 1933 to issue these shares.

         On June 6, 2000, the Company entered into an Agreement and Plan of Merger with RedChip.com, Inc, a privately owned stock research company headquartered in Portland, Oregon.

(9) Subsequent Events (unaudited)

On August 18, 2000, RedChip.com, Inc. was merged with a wholly-owned subsidiary of the Company. Following the merger, RedChip.com, Inc. survived as a wholly-owned subsidiary of the Company.

Upon consummation of the merger, each outstanding share of common stock of RedChip.com, Inc. was converted into the right to receive .3935408 shares of common stock, $0.01 par value per share, of FreeRealtime.com, Inc. Approximately 4 million shares and certain cash amounts in lieu of fractional shares of Company common stock were issued upon conversion of outstanding shares of RedChip.com, Inc. common stock.

Of the total shares issued, 235,000 shares were returned to the Company to extinguish certain notes receivable from shareholders held by RedChip.com, Inc. The total consideration, as measured based on the fair value of the Company's common stock at the date the combination was entered into is summarized below:

         Common stock issued                            $17,200
         Value attributed Company stock options
           granted to retire RedChip.com, Inc.
           stock options                                    252
         Acquisition costs                                  739
                                                        -------
                  Total consideration                    18,191

         Net fair value of liabilities acquired           1,141
                                                        -------
         Goodwill                                       $19,332
                                                        =======

The acquisition was accounted for using the purchase method of accounting. The Company's financial statements included the results of RedChip.com, Inc. from the date of acquisition forward. Goodwill is amortized over three years.

Summarized are certain pro forma operating results as if the combination had been consummated on April 1, 1999:

                                      Year ended       Six months ended
                                    March 31, 2000    September 30, 2000
                                    --------------    ------------------
         Revenue                      $  8,630              7,288
         Net income                    (13,831)            (9,077)
         Basic and diluted loss
           per share                     (0.99)             (0.61)

The pro forma results for the year ended March 31, 2000 were compiled by combining the results of the Company for the year ended March 31, 2000 with the results of RedChip.com, Inc. for the year ended December 31, 1999. The unaudited loss for RedChip.com, Inc. for the three months ended March 31, 2000 was $2,228.

On August 15, 2000, the Company issued 3,810,367 shares of common stock in a private placement which raised $8,949 of cash, net of $1,053 in cash expenses.

                                4,317,867 SHARES


                              [FREEREALTIME LOGO]


                                  COMMON STOCK


                             -----------------------


                               P R O S P E C T U S

                             -----------------------

                                             , 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

                                                                                        Amount to
                                                                                         Be Paid
                                                                                        ---------
       SEC registration fee...........................................................  $  2,565
       Legal fees and expenses........................................................
       Accounting fees and expenses...................................................
       Printing and engraving.........................................................
       Blue sky fees and expenses (including legal fees)..............................
       Transfer agent fees............................................................
       Miscellaneous..................................................................
               Total..................................................................
                                                                                        =========

ITEM 14.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for the indemnification of our directors, officers, employees and other agents to the extent permitted by Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to maintain officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15.          RECENT SALES OF UNREGISTERED SECURITIES

         (a) Issuance of Shares of Common Stock. Freerealtime.com, Inc. (the "Company") is the result of a merger between Pub Singin', Inc., a Colorado corporation ("Pub Singin") and First International Financial Corporation, a Delaware corporation ("FIFC-Delaware"). The two companies merged in September 1998 (the "Merger"). Immediately prior to the Merger, Pub Singin' changed its name to Freerealtime.com, Inc. (the "Name Change.")

                  FIFC DELAWARE ISSUANCES. Prior to the Merger, FIFC-Delaware had completed two issuances of its common stock.

                  (i) On July 31, 1998, pursuant to the acquisition of FIFC-Alberta by FIFC-Delaware, FIFC-Delaware issued 4,544,990 shares of common stock to the former stockholders of FIFC-Alberta in exchange for their shares of common stock of FIFC-Alberta. No underwriters were involved in this transaction. FIFC-Delaware relied on the registration exemption in Section 4(2) of the Securities Act of 1933 (the "1933 Act") to issue these shares without registration. As a result of this acquisition, FIFC-Alberta became a wholly owned subsidiary of FIFC-Delaware.

                  (ii) In August of 1998 FIFC-Delaware issued 215,000 shares of its common stock at $1.00 per share for a total of $215,000. FIFC-Delaware relied on the registration exemption in Section 4(2) of the

         1933 Act to issue these shares without registration. The offering was subscribed to by eleven investors. No underwriters were involved in either of these sales.

                  PUB SINGIN ISSUANCES. Prior to the Merger and the Name Change Pub Singin had completed one issuance of unregistered securities.

                  (iii) In September 1997, Pub Singin issued 5,680,000 shares of its common stock at $.005 per share for a total of $2,840. The shares were sold to approximately 29 investors all of whom executed subscription agreements in connection with their purchases. No underwriters were involved in the sale of these securities. Pub Singin relied on the registration exemption in Rule 504 of the 1933 Act to issue these shares without registration. The primary qualifying factor for a Rule 504 exemption is an offering price of less that $1,000,000.

                  FREEREALTIME ISSUANCES.

                  (iv) In October 1998, the Company sold a total of 750,000 shares to three investors for $750,000 (less cash costs incurred of approximately $75,000 and excluding issuance costs paid by issuing 500,000 shares of common stock valued at $500,000). The Company relied on the registration exemption in Rule 504 of the 1933 Act to issue these shares without registration. No underwriters were involved in this offering.

                  (v) During June and July 1999, the Company offered 1,250,000 units at $4.00 per unit consisting of one share of common stock and one warrant to purchase an additional share of common stock at $4.75. Seven elected to participate and 182,500 units were sold for a total of $730,000 (less costs incurred of $96,000). The Company relied on the registration exemption in Section 4(2) of the 1933 Act to issue these units without registering the underlying securities. No underwriters were involved in this offering.

                  (vi) During September and October 1999, 836,700 shares of common stock were issued and sold to twenty-one investors, for a total purchase price of $4,183,500 (less costs incurred of approximately $426,000, a portion of which was paid with 16,734 shares of common stock in lieu of cash). Of the total proceeds raised, $3,449,000 (689,800 shares) was raised in September and $734,500 (146,900 shares) was raised in October. The Company relied on the registration exemption under Section 4(2) of the Securities Act to issue these shares without registering the underlying securities. No underwriters were involved in this offering.

                  (vii) On August 15, 2000 the Company issued and sold 3,810,367 shares of our common stock to nineteen accredited investors for an aggregate purchase price of $9,999,693. This issuance was deemed to be exempt from registration under the Securities Act in reliance on
         Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a sale by an issuer not involving a public offering. No underwriters were involved in this offering.

                  (viii) On August 18, 2000 the Company acquired RedChip.com, Inc., a Delaware corporation. As consideration for this acquisition the Company issued 3,999,925 shares of our common stock to the stockholders of RedChip in reliance on Section 3(a)(10) of the Securities Act. In order to comply with Section 3(a)(10) of the Securities Act, the California Department of Corporations held a fairness hearing on August 1, 2000 and issued a permit for the issuance of the 4,000,000 shares of our common stock to the RedChip stockholders. In order to satisfy indemnification obligations RedChip may owe us pursuant to the merger agreement, ten percent (10%) of the shares that would otherwise be issued by the Company were automatically deposited into an escrow account. If no claims are made on the escrow fund after June 6, 2001 these shares will be distributed to the RedChip stockholders in the amounts otherwise due. No underwriter was involved in this transaction.

ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits.

           Number                            Description
           ------                            -----------

            3.1* Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 22, 1999

            3.2*           Bylaws

            3.3* Agreement and Plan of Merger by and between the Registrant and Freerealtime.com, Inc., a Colorado corporation, dated November 23, 1999

            4.1*           Reference is made to Exhibits 3.1 and 3.2

            4.2* Stockholders Agreement and Warrant Agreement between the Registrant and the Stockholders listed in
                           Schedule 1 attached thereto, dated July 2, 1999

            4.3* Investors Rights Agreement between the Registrant and the Investors listed in Schedule 1 attached thereto, dated August 15, 2000

            5.1+           Opinion of Latham & Watkins

            10.1* Agreement for Receipt and Use of Market Data between First International Financial Corporation and the New York Stock Exchange, Inc., dated December 23, 1997

            10.2* NQDS Information Vendor Agreement between The Nasdaq Stock Market, Inc. and First International Corporation (Alberta), dated March 25, 1997

            10.2.1* Amendment to Attachment A - System Description of NQDS Information Vendor Agreement, dated April 25, 1997

            10.2.2* Addendum to the Vendor Agreements for Level 1 Service and Last Sale Service of The Nasdaq Stock Market, Inc., between The Nasdaq Stock Market, Inc, and First International Financial Corporation (Alberta), dated May 20, 1999

            10.3* S&P Comstock Information Distribution License Agreement between S&P Comstock, Inc., and First International Financial Corporation (Alberta), dated June 13, 1997

            10.3.1* Addendum to Exhibit C of License Agreement by and between S&P Comstock, Inc. and First International Financial Corporation (Alberta), dated July 18, 1997

            10.4* Options Price Reporting Authority Vendor Agreement, between First International Financial Corporation (Alberta) and the American Stock Exchange, Inc., Chicago Board Options Exchange, Incorporated and Philadelphia Stock Exchange, Inc., dated August 12, 1997

            10.4.1* Electronic Contracting Vendor Agreement/Rider, between First International Corporation and the AMEX, Chicago Board of Options Exchange Incorporated NYSE, Pacific Exchange Incorporated and Philadelphia Stock Exchange, Inc., dated October 28, 1999

            10.5* Representation Agreement between 2CAN media, Inc. and the Registrant, dated March 10, 1999

            10.5.1* Amendment #1 to Marketing and License Agreement dated September 30, 1999 by and between Adsmart Corporation (successor in interest to 2CAN Media, Inc.) and the Registrant, dated December 1, 1992

            10.6* Marketing and License Agreement between the Registrant and Telescan, Inc., dated September 30, 1999

            10.6.1* Amendment #1 to Marketing and License Agreement by and between the Registrant and Telescan, Inc. dated September 30, 1999

            10.7* Equipment Lease between Balboa Capital Corporation and the Registrant, dated March 25, 1999

            10.8* Master Services Agreement between Exodus Communications, Inc. and the Registrant, dated August 6, 1999

            10.8.1* Order Form/Addendum to Master Services Agreement by and between Exodus Communications, Inc. and the Registrant, dated December 21, 1999

            10.9* Web Hosting and Internet Access Service Agreement between Qwest Internet Solutions, Inc., a Delaware corporation and the Registrant, dated May 1, 2000

            10.10* Lease between Certus Developments, Inc. and the Registrant, dated October 25, 1999

            10.10.1* Specific Assignment of Leases between Marco Investments Ltd. and Royal Trust Corporation of Canada, dated December 23, 1999

          10.11* License Agreement between Jamboree LLC and the Registrant, dated May 15, 2000

          10.12*           1999 Equity Incentive Plan

          10.13* Website Development, Hosting and License Agreement between Imperial Capital LLC and the Registrant, Inc. dated February 22, 2000

          10.14* Agreement and Plan of Merger by and Among the Registrant and RedChip.com, Inc. dated June 6, 2000

          10.15* Letter Agreement from Jefferies & Company, Inc. to the Registrant, regarding the RedChip.com transaction dated May 25, 2000

          21.1*            Subsidiaries of the Registrant

          23.1+            Consent of KPMG LLP

          23.2+            Consent of Latham & Watkins (included in Exhibit 5.1)

          24.1*            Powers of Attorney (see Signature Pages on Pages S-1
                           and S-2)

          27.1*            Financial Data Schedule

-----------------
* Previously filed
+ Filed herewith



         (b)      Financial Statement Schedules.

ITEM 17.          UNDERTAKINGS

         (a) Rule 415 Offering. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in their formation set forth in this Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a spot-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)      Request for Acceleration of Effective Date.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on this 13th day of December, 2000.


                                        Freerealtime.com, Inc.

                                        By: /s/ GEOFFREY T. MOORE
                                            ------------------------------------
                                            Name: Geoffrey T. Moore
                                            Title: Chairman of the Board and
                                                   Co-Chief Executive Officer



                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Geoffrey Moore and Michael Neufeld each of them individually, as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or each of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on December 13, 2000, in the capacities indicated:



                   SIGNATURE                         TITLE
                   ---------                         -----

                       *                         President, Co-Chief Executive Officer and Director
------------------------------------------       (Principal Executive Officer)
Brad G. Gunn

/s/ GEOFFREY MOORE                              Chairman of the Board and Co-Chief Executive Officer
------------------------------------------
Geoffrey Moore

/s/ MICHAEL B. NEUFELD                           Executive Vice President, Chief Financial Officer and
------------------------------------------       Secretary (Principal Financial and Accounting Officer)
Michael B. Neufeld

                       *                         Director
------------------------------------------
Scott L. Brown

                       *                         Director
------------------------------------------
Ari R. Engelberg

                       *                         Director
------------------------------------------
David Gale

                       *                         Director
------------------------------------------
Stephen N. Livingston

                       *                         Director
------------------------------------------
Jonathan Mork


                  *                              Director
------------------------------------------
Marcus W. Robins

                  *                              Director
------------------------------------------
Byron C. Roth

                  *                              Director
------------------------------------------
Robert M. Werle

                  *                              Director
------------------------------------------
Ronald P. Woods

*By: /s/     GEOFFREY T. MOORE
------------------------------------------
Geoffrey T. Moore
Attorney-in-Fact

*By: /s/     MICHAEL NEUFELD
------------------------------------------
Michael Neufeld
Attorney-in-Fact


                                 EXHIBIT INDEX


           Number                            Description
           ------                            -----------


            3.1* Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 22, 1999

            3.2*           Bylaws

            3.3* Agreement and Plan of Merger by and between the Registrant and Freerealtime.com, Inc., a Colorado corporation, dated November 23, 1999

            4.1*           Reference is made to Exhibits 3.1 and 3.2

            4.2* Stockholders Agreement and Warrant Agreement between the Registrant and the Stockholders listed in
                           Schedule 1 attached thereto, dated July 2, 1999

            4.3* Investors Rights Agreement between the Registrant and the Investors listed in Schedule 1 attached thereto, dated August 15, 2000

            5.1+           Opinion of Latham & Watkins

            10.1* Agreement for Receipt and Use of Market Data between First International Financial Corporation and the New York Stock Exchange, Inc., dated December 23, 1997

            10.2* NQDS Information Vendor Agreement between The Nasdaq Stock Market, Inc. and First International Corporation (Alberta), dated March 25, 1997

            10.2.1* Amendment to Attachment A - System Description of NQDS Information Vendor Agreement, dated April 25, 1997

            10.2.2* Addendum to the Vendor Agreements for Level 1 Service and Last Sale Service of The Nasdaq Stock Market, Inc., between The Nasdaq Stock Market, Inc, and First International Financial Corporation (Alberta), dated May 20, 1999

            10.3* S&P Comstock Information Distribution License Agreement between S&P Comstock, Inc., and First International Financial Corporation (Alberta), dated June 13, 1997

            10.3.1* Addendum to Exhibit C of License Agreement by and between S&P Comstock, Inc. and First International Financial Corporation (Alberta), dated July 18, 1997

            10.4* Options Price Reporting Authority Vendor Agreement, between First International Financial Corporation (Alberta) and the American Stock Exchange, Inc., Chicago Board Options Exchange, Incorporated and Philadelphia Stock Exchange, Inc., dated August 12, 1997

            10.4.1* Electronic Contracting Vendor Agreement/Rider, between First International Corporation and the AMEX, Chicago Board of Options Exchange Incorporated NYSE, Pacific Exchange Incorporated and Philadelphia Stock Exchange, Inc., dated October 28, 1999

            10.5* Representation Agreement between 2CAN media, Inc. and the Registrant, dated March 10, 1999

            10.5.1* Amendment #1 to Marketing and License Agreement dated September 30, 1999 by and between Adsmart Corporation (successor in interest to 2CAN Media, Inc.) and the Registrant, dated December 1, 1992

            10.6* Marketing and License Agreement between the Registrant and Telescan, Inc., dated September 30, 1999

            10.6.1* Amendment #1 to Marketing and License Agreement by and between the Registrant and Telescan, Inc. dated September 30, 1999

            10.7* Equipment Lease between Balboa Capital Corporation and the Registrant, dated March 25, 1999

            10.8* Master Services Agreement between Exodus Communications, Inc. and the Registrant, dated August 6, 1999

            10.8.1* Order Form/Addendum to Master Services Agreement by and between Exodus Communications, Inc. and the Registrant, dated December 21, 1999

            10.9* Web Hosting and Internet Access Service Agreement between Qwest Internet Solutions, Inc., a Delaware corporation and the Registrant, dated May 1, 2000

            10.10* Lease between Certus Developments, Inc. and the Registrant, dated October 25, 1999

            10.10.1* Specific Assignment of Leases between Marco Investments Ltd. and Royal Trust Corporation of Canada, dated December 23, 1999

          10.11* License Agreement between Jamboree LLC and the Registrant, dated May 15, 2000

          10.12*           1999 Equity Incentive Plan

          10.13* Website Development, Hosting and License Agreement between Imperial Capital LLC and the Registrant, Inc. dated February 22, 2000

          10.14* Agreement and Plan of Merger by and Among the Registrant and RedChip.com, Inc. dated June 6, 2000

          10.15* Letter Agreement from Jefferies & Company, Inc. to the Registrant, regarding the RedChip.com transaction dated May 25, 2000

          21.1*            Subsidiaries of the Registrant

          23.1+            Consent of KPMG LLP

          23.2+            Consent of Latham & Watkins (included in Exhibit 5.1)

          24.1*            Powers of Attorney (see Signature Pages on Pages S-1
                           and S-2)

          27.1*            Financial Data Schedule

-----------------
* Previously filed
+ Filed herewith